                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-103515
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 13, 2003)

                               [DUKE ENERGY LOGO]

                                  $700,000,000

                    1 3/4% CONVERTIBLE SENIOR NOTES DUE 2023
                             ---------------------
     The Notes will bear interest at the rate of 1 3/4% per annum. Interest on the Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2003. Beginning with the six-month interest period commencing on May 15, 2007 we will pay contingent interest during a six-month interest period if the average trading price of a Note is above a specified level as described in this prospectus supplement.
     The Notes are convertible during certain periods by holders into shares of our common stock initially at a conversion rate of 42.3908 shares of common stock per $1,000 principal amount of Notes (subject to adjustment in certain events) under the following circumstances: (1) if the price of our common stock issuable upon conversion reaches specified thresholds described in this prospectus supplement, (2) if we call the Notes for redemption, (3) upon the occurrence of specified corporate transactions described in this prospectus supplement, or (4) if the credit ratings assigned to the Notes decline below the levels specified in this prospectus supplement.
     The Notes will mature on May 15, 2023, unless earlier converted, redeemed or purchased by us. We may redeem some or all of the Notes at any time on or after May 20, 2007. The redemption prices are described in this prospectus supplement.
     The Notes will be our direct, unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. Holders will have the right to require us to purchase all or a portion of their Notes in cash at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest including contingent interest, if any, on May 15, 2007, May 15, 2012 and May 15, 2017 or upon a fundamental change as described in this prospectus supplement.
     We have also granted the underwriters named in this prospectus supplement an option to purchase within 13 days of the closing of the initial offering up to an additional $70,000,000 aggregate principal amount of Notes to cover overallotments, if any.
     Our common stock is listed on the New York Stock Exchange under the symbol "DUK." The last reported sale price of our common stock on May 1, 2003, was $16.85 per share.

     The Notes will be treated as contingent payment debt instruments that will be subject to special United States federal income tax rules. For a discussion of the special tax rules governing contingent payment debt instruments, see "Certain United States Federal Income Tax Considerations."
                             ---------------------

     INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ---------------------

                                                              PER NOTE      TOTAL
                                                              --------   ------------
Public offering price(1)....................................  100.00%    $700,000,000
Underwriting discount.......................................    2.25%    $ 15,750,000
Proceeds to Duke Energy (before expenses)(1)................   97.75%    $684,250,000

---------------

(1) Plus accrued interest from May 7, 2003, if settlement occurs after that date.

     We expect the Notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about May 7, 2003.
                             ---------------------

                          Joint Book-Running Managers

CITIGROUP          JPMORGAN          MORGAN STANLEY          WACHOVIA SECURITIES
                             ---------------------

BANC ONE CAPITAL MARKETS, INC.                        CREDIT SUISSE FIRST BOSTON
GOLDMAN, SACHS & CO.                                                 UBS WARBURG

ABN AMRO ROTHSCHILD LLC    CIBC WORLD MARKETS     DRESDNER KLEINWORT WASSERSTEIN
SCOTIA CAPITAL                                                     TD SECURITIES

MAY 1, 2003

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About this Prospectus Supplement............................   S-1
Forward-Looking Statements..................................   S-1
Prospectus Supplement Summary...............................   S-3
Risk Factors................................................  S-13
Ratio of Earnings to Fixed Charges..........................  S-15
Use of Proceeds.............................................  S-15
Price Range of Common Stock.................................  S-16
Dividends...................................................  S-16
Capitalization..............................................  S-17
Description of the Notes....................................  S-18
Book-Entry System...........................................  S-30
Certain United States Federal Income Tax Considerations.....  S-33
Underwriting................................................  S-39
Legal Matters...............................................  S-42
Experts.....................................................  S-42
Where You Can Find More Information.........................  S-43

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
Duke Energy Corporation.....................................    2
Risk Factors................................................    4
Rate of Earnings to Fixed Charges...........................   16
Use of Proceeds.............................................   16
The Trusts..................................................   16
Description of the Senior Notes.............................   17
Description of the Junior Subordinated Notes................   24
Description of the First and Refunding Mortgage Bonds.......   31
Description of the Common Stock.............................   35
Description of the Stock Purchase Contracts and the Stock
  Purchase Units............................................   38
Description of the Preferred Securities.....................   38
Description of the Guarantees...............................   39
Plan of Distribution........................................   41
Experts.....................................................   42
Validity of the Securities..................................   42
Where You Can Find More Information.........................   43

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include:

     - state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries;

     - the outcomes of litigation and regulatory investigations, proceedings or inquiries;

     - industrial, commercial and residential growth in our service territories;

     - the weather and other natural phenomena;

     - the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

     - general economic conditions, including any potential effects arising from terrorist attacks, the situation in Iraq and any consequential hostilities or other hostilities;

     - changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

     - the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

     - lack of improvement or further declines in the market prices of equity securities and resultant cash funding requirements for our defined benefit pension plans;

     - the level of creditworthiness of counterparties to our transactions;

     - the amount of collateral required to be posted from time to time in our transactions;

     - growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects;

     - the performance of electric generation, pipeline and gas processing facilities;

     - the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets; and

     - the effect of accounting pronouncements issued periodically by accounting standard-setting bodies.

     In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following is qualified in its entirety by, and should be read together with, the more detailed information, including "Risk Factors," in this prospectus supplement and the accompanying prospectus, and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all of the following assumes that the underwriters have not exercised their option to purchase additional Notes.

                            DUKE ENERGY CORPORATION

OVERVIEW

     Duke Energy is an integrated provider of energy and energy services that offers physical delivery and management of both electricity and natural gas throughout the United States and abroad. Duke Energy, together with its subsidiaries, provides these and other services through seven business segments:

     - Franchised Electric

     - Natural Gas Transmission

     - Field Services

     - Duke Energy North America

     - International Energy

     - Other Energy Services

     - Duke Ventures

     FRANCHISED ELECTRIC generates, transmits, distributes and sells electricity in central and western North Carolina and western South Carolina. It conducts operations primarily through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission, or FERC, the North Carolina Utilities Commission, or NCUC, and the Public Service Commission of South Carolina, or PSCSC.

     NATURAL GAS TRANSMISSION provides transportation and storage of natural gas for customers throughout the east coast and southern portion of the United States and in Canada. Natural Gas Transmission also provides distribution service to retail customers in Ontario and Western Canada and gas gathering and processing services to customers in Western Canada. Natural Gas Transmission does business primarily through Duke Energy Gas Transmission Corporation. Duke Energy acquired Westcoast Energy Inc. on March 14, 2002. Duke Energy Gas Transmission's natural gas transmission and storage operations in the United States are subject to the FERC's and the Texas Railroad Commission's rules and regulations, while natural gas gathering, processing, transmission, distribution and storage operations in Canada are subject to the rules and regulations of the National Energy Board, the Ontario Energy Board and the British Columbia Utilities Commission.

     FIELD SERVICES gathers, compresses, treats, processes, transports, trades and markets, and stores natural gas; and produces, transports, markets and stores natural gas liquids, or NGLs. It conducts operations primarily through Duke Energy Field Services, LLC, which is approximately 30% owned by ConocoPhillips and approximately 70% owned by Duke Energy. Field Services gathers natural gas from production wellheads in Western Canada and 11 contiguous states in the United States. Those systems serve major natural gas-producing regions in the Western Canadian Sedimentary Basin, Rocky Mountain, Permian Basin, Mid-Continent and East Texas-Austin Chalk-North Louisiana areas, as well as onshore and offshore Gulf Coast areas.

     DUKE ENERGY NORTH AMERICA develops, operates and manages merchant power generation facilities and engages in commodity sales and services related to natural gas and electric power. Duke Energy North America conducts business throughout the United States and Canada through Duke Energy North

America, LLC and Duke Energy Trading and Marketing, LLC. Duke Energy Trading and Marketing is approximately 40% owned by ExxonMobil Corporation and approximately 60% owned by Duke Energy. Prior to April 1, 2002, the Duke Energy North America business segment was combined with Duke Energy Merchants Holdings, LLC to form a segment called North American Wholesale Energy. In 2002, management combined Duke Energy Merchants Holdings with the Other Energy Services segment. Previous periods have been reclassified to conform to the current presentation. In April 2003, Duke Energy announced that it would discontinue proprietary trading at Duke Energy North America.

     INTERNATIONAL ENERGY develops, operates and manages natural gas transportation and power generation facilities, and engages in sales and marketing of natural gas and electric power outside the United States and Canada. It conducts operations primarily through Duke Energy International, LLC and its activities target power generation in Latin America, power generation and natural gas transmission in the Asia-Pacific region and natural gas marketing in Northwest Europe.

     OTHER ENERGY SERVICES is composed of diverse energy businesses, operating primarily through Duke Energy Merchants Holdings, Duke/Fluor Daniel and Energy Delivery Services. Duke Energy Merchants Holdings engages in commodity buying and selling, and risk management and financial services in nonregulated energy commodity markets other than physical natural gas and power (such as petroleum products). In April 2003, Duke Energy announced that it would discontinue proprietary trading at Duke Energy Merchants Holdings. Duke/Fluor Daniel provides comprehensive engineering, procurement, construction, commissioning and operating plant services for fossil-fueled electric power generating facilities worldwide. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc., a wholly owned subsidiary of Fluor Corporation. Energy Delivery Services is an engineering, construction, maintenance and technical services firm specializing in electric transmission and distribution lines and substation projects. It was formed in the second quarter of 2002 from the transmission and distribution services component of Duke Engineering & Services, Inc. This component was excluded from the sale of Duke Engineering & Services to Framatome ANP, Inc. on April 30, 2002. Other Energy Services also retained other portions of Duke Engineering & Services that were not part of the sale, as well as a portion of DukeSolutions, Inc. that was not sold on May 1, 2002 to Ameresco, Inc. Duke Engineering & Services and DukeSolutions were included in Other Energy Services through the dates of their sales.

     DUKE VENTURES is composed of other diverse businesses, operating primarily through Crescent Resources, LLC, DukeNet Communications, LLC and Duke Capital Partners, LLC. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings, primarily in the southeastern and southwestern United States. DukeNet Communications develops and manages fiber optic communications systems for wireless, local and long distance communications companies and selected educational, governmental, financial and health care entities. Duke Capital Partners, a wholly owned merchant finance company, provides debt and equity capital and financial advisory services to the energy industry. In March 2003, Duke Energy announced that it will exit this business in an orderly manner.

     The foregoing information about Duke Energy and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy and its business segments, you should refer to the information described under the caption "Where You Can Find More Information" in this prospectus supplement.

RECENT DEVELOPMENTS

  DUKE ENERGY FIRST QUARTER 2003 RESULTS

     On April 30, 2003, we issued a press release announcing our unaudited first quarter 2003 results. Duke Energy reported first quarter 2003 earnings of 25 cents per share, or $225 million in net income, compared to 48 cents per share, or $382 million in net income in first quarter 2002. Results for first quarter 2003 included an 18 cent, or $162 million, after-tax charge for the cumulative effect of previously announced accounting changes. Before the effect of accounting changes, we earned 43 cents, or $387 million, in first quarter 2003.

     The first quarter 2003 charge related to changes in accounting principles was primarily due to implementation of EITF Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and for Contracts Involved in Energy Trading and Risk Management Activities," which changes the timing of earnings recognition for certain energy contracts. This represents an after-tax charge of $151 million, or 17 cents per share. The remaining element of this charge, $11 million, or 1 cent a share, is due to implementation of SFAS No. 143, "Accounting for Asset Retirement Obligations."

  Business Unit Results

     Below is a reconciliation of consolidated operating income to earnings before interest and taxes, or EBIT (in millions):

                                                               FIRST     FIRST
                                                              QUARTER   QUARTER
                                                               2003      2002
                                                              -------   -------
Operating income............................................   $893      $668
Other income and expenses...................................     81       102
                                                               ----      ----
EBIT........................................................   $974      $770
                                                               ====      ====

     FRANCHISED ELECTRIC. First quarter 2003 EBIT from Franchised Electric was $454 million, an 18% increase from first quarter 2002 EBIT of $384 million. Higher results were due to colder than normal weather during the quarter and increased wholesale power sales. The increase was partially offset by charges of $35 million for expenses related to 2003 severe winter storms and $17 million of amortization expense related to the North Carolina 2002 clean air legislation. During the quarter, the capacity utilization at Duke Power's nuclear stations increased to 97% from 95% in first quarter 2002.

     NATURAL GAS TRANSMISSION. The Natural Gas Transmission segment reported first quarter 2003 EBIT of $423 million, a 59% increase over the $266 million in first quarter 2002. Results included a full quarter of earnings from Westcoast Energy, acquired in March 2002. The two additional months contributed $135 million to first quarter 2003. First quarter 2003 and 2002 results both include gains of $14 million from the sales of Duke Energy Gas Transmission's limited partnership interests in Northern Border Partners L.P.

     DUKE ENERGY NORTH AMERICA. Duke Energy North America reported EBIT of $23 million in first quarter 2003, compared to EBIT of $54 million in first quarter 2002. The decrease was due to lower proprietary trading results, a reduction in mark-to-market earnings due in part to changes in accounting rules and higher depreciation expenses related to new plants, partially offset by lower general and administrative expenses.

     INTERNATIONAL ENERGY. For first quarter 2003, International Energy reported EBIT of $54 million, compared to first quarter 2002 EBIT of $57 million. Included in Duke Energy International's first quarter 2003 EBIT is a non-cash charge of $11 million related to the timing of revenue recognition at the Cantarell investment in Mexico, a nitrogen-production plant which was acquired with Westcoast Energy.

     FIELD SERVICES. The Field Services business segment, which represents Duke Energy's 70% interest in Duke Energy Field Services, reported first quarter 2003 EBIT of $33 million compared to $35 million in first quarter 2002. The effects of significantly higher natural gas prices and hedges on the prices of NGLs substantially offset the favorable impact of strong NGL prices during the period.

     OTHER OPERATIONS. The Other Operations segment, including Crescent Resources, DukeNet Communications, Duke Capital Partners, Duke/Fluor Daniel, Duke Energy Merchants and Energy Delivery Services, reported an EBIT loss of $26 million in first quarter 2003, compared to EBIT of $17 million in first quarter 2002. Results were negatively affected by charges related to the exiting of proprietary trading and hydrocarbons businesses at Duke Energy Merchants. During the first quarter, Duke Energy announced that it is exiting the merchant finance business at its wholly owned subsidiary, Duke Capital Partners, LLC. Approximately $80 million of its portfolio has been monetized in first quarter 2003.

  Interest Expense

     Interest expense was $340 million for first quarter 2003, compared to $198 million for first quarter 2002. The increase was primarily due to debt related to the Westcoast Energy acquisition, reduced capitalized interest at Duke Energy North America and additional debt.

  Cash Flow

     For first quarter 2003, cash flow from operations was $1.4 billion, compared to $0.8 billion in first quarter 2002. In 2003, we expect cash flow from operations, which includes real estate sales at Crescent Resources, combined with proceeds from divestitures at other business units, to more than adequately fund capital expenditures of approximately $3 billion and the approximately $1 billion needed to fund the $1.10 per share dividend. Our current business plans for 2003 fully support the dividend at this level.

     In 2003, we announced or completed approximately $1.1 billion in gross proceeds from asset sales. During the quarter, we closed on asset sales of non-strategic assets of approximately $350 million. We expect asset sales to contribute approximately $1.5 billion in gross proceeds for 2003. Proceeds in excess of the amounts needed to help fund capital expenditures and pay the dividend will be available to pay down debt.

  Liquidity and Capital Resources

     Under various credit facilities, Duke Energy, Duke Capital and other subsidiaries had the ability to borrow up to $5.3 billion as of March 31, 2003. The companies had borrowings and letters of credit outstanding under these programs of approximately $2.2 billion as of March 31, 2003, resulting in unused capacity of approximately $3.1 billion. We also had approximately $1.1 billion in cash and cash equivalents as of March 31, 2003. Subsequent to March 31, 2003, a credit facility at Duke Capital of $0.5 billion matured and was replaced with a facility of $0.25 billion.

  Revenues

     For first quarter 2003, revenues were $6.2 billion, up from $3.2 billion in first quarter 2002. The key drivers for the increase include significantly higher natural gas liquid pricing, two additional months of Westcoast operations, greater wholesale power sales and the adoption of the final consensus on EITF 02-03, which requires us to present revenues for certain natural gas transactions on a gross basis in 2003. Adopting this final consensus did not require a change to prior periods and therefore we did not change the 2002 revenue amounts.

  Financial Measures

     Earnings before interest and taxes, or EBIT, is the primary performance measure used by management to evaluate company and segment performance. On a segment basis, it includes all profits (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Management believes EBIT is a good indicator of each segment's operating performance as it represents the results of our ownership interests in operations without regard to financing methods or capital structures. EBIT should not be considered an alternative to, or more meaningful than, net income, operating income or cash flow as determined in accordance with generally accepted accounting principles. Duke Energy's EBIT may not be comparable to a similarly titled measure of another company.

  OTHER RECENT DEVELOPMENTS

     In March 2003, the FERC issued Staff recommendations involving the electricity supply situation in California and an order in the FERC's refund proceeding related thereto. The recommendations and order address, among other things, modifying the presiding administrative law judge's refund findings with respect to the gas price component and certain other components of the refund calculation contained in the judge's ruling issued in December 2002, and the issuance of show cause orders related to certain energy trading practices. On April 30, 2003, the FERC issued an order adopting the Staff's recommendations for show cause filings by energy traders relating to price reporting practices. We continue to evaluate the Staff recommendations and refund order to analyze the impact they might have on us. Please see "Risk Factors -- Risks Related to Legal Proceedings and Regulatory Investigations" in the accompanying prospectus and Note 16 to our financial statements contained in our annual report for 2002 on Form 10-K for additional details related to the electricity supply situation in California.

     In a matter related to the Sonatrach arbitration, a counterparty filed suit in March 2003 against a Duke Energy subsidiary in the District Court of Harris County, Texas alleging that the subsidiary breached the parties' natural gas purchase contract by failing to provide sufficient volumes of gas to the counterparty. We contend that as a result of Sonatrach's actions in breaching our agreements with Sonatrach, we experienced a loss of LNG supply that affected our obligations and termination rights under the agreement with the counterparty. The petition seeks unspecified damages. We subsequently terminated the contract and filed a counterclaim in this Texas action. We continue to evaluate the claims at issue in this matter and intend to vigorously defend ourselves and pursue claims for relief. Please see Note 16 to our financial statements contained in our annual report for 2002 on Form 10-K for additional details related to the Sonatrach arbitration.

     On April 24, 2003, we announced a quarterly cash dividend on our common stock of $0.275 per share, payable on June 16, 2003 to shareholders of record on May 16, 2003.
                             ----------------------

     We are incorporated in North Carolina and the address of our principal executive offices is 526 South Church Street, Charlotte, North Carolina 28202. Our telephone number is (704) 594-6200.

                                  THE OFFERING

Issuer........................   Duke Energy Corporation, a North Carolina
                                 corporation.

Securities Offered............   $700,000,000 aggregate principal amount of
                                 1 3/4% Convertible Senior Notes due 2023. We have granted the underwriters an option to purchase up to an additional $70,000,000 aggregate principal amount of Notes to cover overallotments, if any.

Issue Price...................   Each Note will be issued at a price of $1,000
                                 per Note.

Maturity......................   May 15, 2023, unless earlier converted,
                                 redeemed or purchased by us.

Ranking.......................   The Notes will be our direct, unsecured and
                                 unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.
                                 The Notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. The
                                 Notes will be structurally subordinated to all liabilities of our subsidiaries.

Interest......................   1 3/4% per annum on the principal amount,
                                 payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November
                                 15, 2003.

Contingent Interest...........   Beginning with the six-month interest period
                                 commencing on May 15, 2007, we will pay
                                 contingent interest during a six-month interest period if the average trading price of a Note for the five trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of such Note. The amount of contingent interest payable per Note in respect of any six-month period will equal 0.25% of the average trading price of such Note for the applicable five trading day reference period.
                                 For more information about contingent interest, see "Description of the Notes -- Contingent
                                 Interest."

Conversion Rights.............   Holders may convert each of their Notes into
                                 shares of our common stock only under any of the following circumstances:

                                      (i) during any calendar quarter after the
                                          quarter ending June 30, 2003 (and only
                                          during such calendar quarter) if the
                                          last reported sale price of our common
                                          stock for at least 20 trading days
                                          during the period of 30 consecutive
                                          trading days ending on the last
                                          trading day of the previous calendar
                                          quarter is greater than or equal to
                                          120% of the conversion price per share
                                          of our common stock;

                                      (ii) if the Notes have been called for
                                           redemption by us;

                                      (iii) upon the occurrence of specified
                                            corporate transactions described
                                            under "Description of the
                                            Notes -- Conversion Rights --
                                            Conversion Upon Specified Corporate
                                            Transactions"; or

                                      (iv) during any period that (i) the
                                           long-term credit rating assigned to
                                           the Notes by both Moody's Investors
                                           Service, Inc. and Standard & Poor's
                                           Rating Services is lower than Baa3
                                           and BBB-, respectively, (ii) both
                                           Moody's and Standard & Poor's no
                                           longer rate the Notes or have
                                           withdrawn their ratings with respect
                                           to the Notes, or (iii) either Moody's
                                           or Standard & Poor's no longer rate
                                           the Notes or have withdrawn or
                                           suspended such rating and the
                                           remaining rating is lower than Baa3
                                           or BBB-, as applicable.

                                 For each $1,000 principal amount of Notes surrendered for conversion you will receive
                                 42.3908 shares of our common stock. This represents an initial conversion price of $23.59 per share of common stock based on the issue price per Note. As described in this prospectus supplement, the conversion rate may be adjusted upon the occurrence of certain events, but it will not be adjusted for accrued and unpaid interest. You will not receive any cash payment representing accrued and unpaid interest upon conversion of a Note. Instead, interest will be deemed paid by the common stock issued to you upon conversion. Notes called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Sinking Fund..................   None.

Optional Redemption...........   Prior to May 20, 2007, the Notes will not be
                                 redeemable. On or after May 20, 2007, we may redeem for cash all or part of the Notes at any time for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to but excluding the redemption date. For more information about redemption of the Notes at our option, see
                                 "Description of the Notes -- Optional
                                 Redemption."

Purchase of Notes by Us at the
Option of the Holder..........   Holders have the right to require us to
                                 purchase all or a portion of their Notes for cash on May 15, 2007, May 15, 2012 and May 15,
                                 2017, each of which we refer to as a purchase date. In each case, we will pay a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to but excluding the purchase date. For more information about the purchase of Notes by us at the option of the holder, see
                                 "Description of the Notes -- Purchase of Notes by Us at the Option of the Holder."

Fundamental Change............   If we undergo a Fundamental Change (as defined
                                 under "Description of the Notes -- Fundamental
                                 Change Requires Purchase of Notes by Us at the
                                 Option of the Holder") prior to maturity, you will have the right, at your option, to require us to purchase any or all of your Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including contingent interest, if any, to but excluding the Fundamental Change purchase date. For more information about the purchase of Notes by us at the option of the holder following a Fundamental Change, see
                                 "Description of the Notes -- Fundamental Change
                                 Requires Purchase of Notes by Us at the Option of the Holder."

Form..........................   The Notes will be issued in book-entry form and
                                 will be represented by permanent global
                                 certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.
                                 Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

United States Federal Income
Tax Considerations............   The Notes and the common stock issuable upon
                                 conversion of the Notes will be subject to special and complex United States federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the Notes and common stock issuable upon conversion of the Notes. See
                                 "Risk Factors -- Risks Related to the
                                 Notes -- You should consider the negative
                                 United States federal income tax consequences of owning the Notes" and "Certain United States
                                 Federal Income Tax Considerations."

Trading.......................   We have not applied and do not intend to apply
                                 for the listing of the Notes on any securities exchange. Our shares of common stock are traded on the New York Stock Exchange under the symbol
                                 "DUK."

Use of Proceeds...............   We intend to use the net proceeds from the sale
                                 of the Notes, estimated, after deducting the underwriting discount and related offering expenses, to be approximately $683.8 million
                                 (approximately $752.2 million if the
                                 underwriters exercise their overallotment option in full) for general corporate purposes, which may include the reduction of our outstanding commercial paper.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information set forth below should be read in conjunction with our consolidated financial statements and the related notes and other financial and operating data incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                2002           2001         2000(1)
                                                              ---------   --------------   ---------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Operating revenues(2).......................................   $15,663        $18,197       $15,342
Operating expenses(2).......................................    13,212         14,494        12,253
Gains on sale of other assets, net..........................        49            238           214
                                                               -------        -------       -------
Operating income............................................     2,500          3,941         3,303
Other income and expenses, net..............................       369            315           711
Interest expense............................................     1,110            785           911
Minority interest expense...................................       107            327           307
                                                               -------        -------       -------
Earnings before income taxes................................     1,652          3,144         2,796
Income taxes................................................       618          1,150         1,020
                                                               -------        -------       -------
Income before extraordinary item and cumulative effect of
  change in accounting principle............................     1,034          1,994         1,776
Cumulative effect of change in accounting principle, net of
  tax.......................................................        --            (96)           --
                                                               -------        -------       -------
Net income..................................................     1,034          1,898         1,776
Preferred and preference stock dividends....................        13             14            19
                                                               -------        -------       -------
Earnings available for common stockholders..................   $ 1,021        $ 1,884(3)    $ 1,757
                                                               =======        =======       =======
Weighted-average common shares outstanding(4)...............       836            767           736
Earnings per common share (before cumulative effect of
  change in accounting principle)(4)
  Basic.....................................................   $  1.22        $  2.58       $  2.39
  Diluted...................................................      1.22           2.56          2.38
Earnings per common share(4)
  Basic.....................................................   $  1.22        $  2.45(3)    $  2.39
  Diluted...................................................      1.22           2.44(3)       2.38
Dividends per common share(4)...............................      1.10           1.10          1.10

---------------

(1) Reflects a pre-tax $407 million gain on the sale of our investment in BellSouth PCS. The effect per basic share of common stock of this gain was $0.34.

(2) Operating revenues and expenses have been updated to the extent required to show the impact of the gross versus net presentation of revenues under the partial consensus reached in June 2002 on Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading and Risk Management Activities." In the calculation of net revenues, we continued to enhance our methodologies around the application of this complex accounting literature since the third quarter of 2002 when these trading revenues were first reported on a net basis.

(3) Reflects a net-of-tax cumulative effect adjustment of $96 million, or $0.13 per basic share of common stock, as a reduction in earnings in accordance with our adoption of Statement of Financial Accounting Standards No. 133.

(4) Year ended December 31, 2000 has been restated to reflect the two-for-one common stock split effective January 26, 2001.

                                                                  AS OF
                                                              DECEMBER 31,
                                                                  2002
                                                              -------------
                                                              (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets................................................     $60,966
Short-term debt, including commercial paper.................         915
Long-term debt, including current maturities................      21,550
Guaranteed preferred beneficial interests in subordinated
  notes of Duke Energy or subsidiaries......................       1,408
Minority interests..........................................       1,904
Preferred and preference stock, including current sinking
  fund obligations..........................................         159
Common stockholders' equity.................................      14,944

                                  RISK FACTORS

     Before purchasing the Notes you should carefully consider the following risk factors as well as the risk factors contained in the accompanying prospectus, the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein in order to evaluate an investment in the Notes.

RISKS RELATED TO THE NOTES

    WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE NOTES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE DATE, AS REQUIRED BY THE SENIOR INDENTURE GOVERNING THE NOTES.

     On May 15, 2007, May 15, 2012 and May 15, 2017, holders of the Notes may require us to purchase their Notes for cash. In addition, holders of the Notes also may require us to purchase their Notes upon a Fundamental Change as described under "Description of the Notes -- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder." A Fundamental Change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the Notes tendered by holders. Failure by us to purchase the Notes when required will result in an event of default with respect to the Notes.

     YOU SHOULD CONSIDER THE NEGATIVE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE NOTES.

     We and each holder agree in the Senior Indenture to treat the Notes as "contingent payment debt instruments" subject to the contingent payment debt regulations. As a result, a holder will be required to include amounts in income, as original issue discount, in advance of the receipt of the cash or our common stock attributable to such income, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the Notes (which we have determined to be 6.03%, compounded semi-annually), even though the Notes will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of the cash received while the Notes are outstanding. In addition, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion, redemption or purchase by us of the Notes at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of any cash and the fair market value of shares of our common stock received. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the Notes and shares of our common stock. See "Certain United States Federal Income Tax Considerations."

     THE TRADING PRICES FOR THE NOTES WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF OUR COMMON STOCK.

     The trading prices of the Notes in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Notes, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock. Any other arbitrage could, in turn, affect the trading prices of the Notes.

    AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

     The Notes comprise a new issue of securities for which there is currently no public market. We do not plan to list the Notes on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, your ability to sell the Notes or the price at which you will be able to sell your Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

    IF YOU HOLD NOTES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold Notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your Notes and in limited cases under the anti-dilution adjustments of the Notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

    WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional common stock during the life of the Notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the Notes.

    OUR ARTICLES OF INCORPORATION AND BY-LAW PROVISIONS, AND SEVERAL OTHER FACTORS, COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE US AND COULD DEPRIVE YOU OF THE OPPORTUNITY TO OBTAIN A TAKEOVER PREMIUM FOR YOUR SHARES OF COMMON STOCK.

     A number of provisions that are in our articles of incorporation and by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for our common stock. See "Certain Anti-Takeover Matters" and "Preference Stock Purchase Rights" under "Description of the Common Stock" in the accompanying prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1998   1999   2000   2001   2002
                                                              ----   ----   ----   ----   ----
                                                                        (UNAUDITED)
Ratio of Earnings to Fixed Charges..........................  4.5    2.7    3.6    3.8    2.1

     For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions, the interest component of rentals and preference security dividends of consolidated subsidiaries.

                                USE OF PROCEEDS

     The aggregate net proceeds from the sale of the Notes will be approximately $683.8 million (approximately $752.2 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and related offering expenses. The net proceeds from the sale of the Notes will be used for general corporate purposes, which may include the reduction of our outstanding commercial paper. At December 31, 2002, we had approximately $881 million of commercial paper outstanding which had a weighted average interest rate of 1.6%, had weighted average days to maturity of approximately 20 days and was incurred for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol "DUK." The following table sets forth on a per share basis the high and low intra-day prices for our common stock for the periods indicated.

     For a more detailed discussion of our common stock, we refer you to page 35 of the accompanying prospectus.

                                                               COMMON STOCK
                                                                   PRICE
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
YEAR ENDED 2001:
First Quarter...............................................  $43.50   $32.41
Second Quarter..............................................   47.74    38.40
Third Quarter...............................................   42.85    34.39
Fourth Quarter..............................................   41.35    32.22
YEAR ENDED 2002:
First Quarter...............................................   40.00    31.99
Second Quarter..............................................   39.60    28.50
Third Quarter...............................................   31.10    17.81
Fourth Quarter..............................................   22.00    16.42
YEAR ENDING 2003:
First Quarter...............................................   21.57    12.21
Second Quarter (through May 1, 2003)........................   17.78    13.51

     The reported last sale price of our common stock on May 1, 2003 on the NYSE was $16.85 per share. As of March 31, 2003, there were approximately 150,000 holders of record of our common stock.

                                   DIVIDENDS

     We have paid cash dividends on our common stock without interruption since 1926. We paid a quarterly dividend of $0.275 per share in each of 2001 and 2002 and the first quarter of 2003. On April 24, 2003, we announced a quarterly cash dividend on our common stock of $0.275 per share, payable on June 16, 2003 to shareholders of record on May 16, 2003. Future dividends will be declared at the discretion of our board of directors and will depend upon our future earnings, financial condition and other factors affecting dividend policy.

     We have an InvestorDirect Choice Plan pursuant to which holders of our common stock may automatically reinvest their common stock dividends in shares of our common stock. Holders who become participants in the plan may also make optional cash payments (not more than $100,000 per calendar year) to be invested in shares of our common stock. For information concerning the InvestorDirect Choice Plan, write us at Duke Energy Corporation, Investor Relations Department, P.O. Box 1005, Charlotte, NC 28201-1005.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2002:

     - on an actual basis; and

     - on an as adjusted basis to give effect to (i) the issuance of $500 million First and Refunding Mortgage Bonds, 3.75% Series A due 2008 on February 25, 2003, (ii) the issuance of $200 million First and Refunding Mortgage Bonds, 4 1/2% Series due 2010 on March 19, 2003, (iii) the issuance of the Notes offered hereby, assuming no exercise by the underwriters of their overallotment option to purchase additional Notes and (iv) the application of the net proceeds from such offerings.

     You should read the information in this table together with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                              AS OF DECEMBER 31, 2002
                                                              -----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
                                                                   (IN MILLIONS)
Short-term notes payable and commercial paper...............  $   915      $   483(1)
                                                              -------      -------
Long-term debt, including current maturities:
  First and refunding mortgage bonds........................      690        1,290(2)
  Other long-term debt......................................    4,009        3,560(3)
  Long-term debt of subsidiaries............................   16,851       16,851
  Notes offered hereby......................................       --          700
                                                              -------      -------
     Total long-term debt...................................   21,550       22,401
                                                              -------      -------
Guaranteed preferred beneficial interests in subordinated
  notes of Duke Energy or subsidiaries......................    1,408        1,408
                                                              -------      -------
Minority interests..........................................    1,904        1,904
                                                              -------      -------
Preferred and preference stock, including current sinking
  fund obligations:
  With sinking fund requirements............................       25           25
  Without sinking fund requirements.........................      134          134
                                                              -------      -------
     Total preferred stock, including current sinking fund
       obligations..........................................      159          159
                                                              -------      -------
Common stockholders' equity:
  Common stock, no par; 2 billion shares authorized; 895
     million shares outstanding.............................    9,236        9,236
  Retained earnings.........................................    6,417        6,417
  Accumulated other comprehensive (loss) income.............     (709)        (709)
                                                              -------      -------
     Total common stockholders' equity......................   14,944       14,944
                                                              -------      -------
       Total capitalization.................................  $40,880      $41,299
                                                              =======      =======

---------------
(1) Assumes the repayment of commercial paper with a portion of the proceeds of the $500 million First and Refunding Mortgage Bonds, 3.75% Series A due 2008 and a portion of the proceeds of the Notes offered hereby.
(2) Gives effect to $100 million of our First and Refunding Mortgage Bonds that matured in February 2003, the issuance of $500 million First and Refunding Mortgage Bonds, 3.75% Series A due 2008 and the issuance of $200 million First and Refunding Mortgage Bonds, 4 1/2% Series due 2010.
(3) Assumes the repayment of $449 million of commercial paper classified as long-term debt with the proceeds of the $200 million First and Refunding Mortgage Bonds, 4 1/2% Series due 2010, and a portion of the proceeds of the Notes offered hereby.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following description of the terms of the Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under a Senior Indenture between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, dated as of September 1, 1998, as supplemented from time to time (the "Senior Indenture"), including by the Twelfth Supplemental Indenture, to be dated as of May 7, 2003. This description is not complete, and we refer you to the accompanying prospectus and the Senior Indenture. Defined terms have the meanings assigned to them in the Senior Indenture.

     The Notes will mature on May 15, 2023 unless earlier converted, redeemed or purchased. The Notes will initially be offered at a price to investors of $1,000 per Note. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your Notes into shares of our common stock initially at a conversion rate of 42.3908 shares of common stock per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of $23.59 per share of common stock based on the issue price of the Notes. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a Note, you will receive only shares of our common stock and a cash payment to account for fractional shares.

     If any interest payment date, maturity date, redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or purchase date (including upon the occurrence of a Fundamental Change), as the case may be, to the date of that payment on the next succeeding business day.

     The Notes will be issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. Notes will be issued in an aggregate principal amount of $700,000,000 ($770,000,000 if the underwriters exercise in full their overallotment option to purchase additional Notes).

     As used in this prospectus supplement, "business day" means, with respect to any Note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

     When we refer to "common stock," we mean Duke Energy Corporation Common Stock (as defined in our articles of incorporation), which is the only outstanding class of our common stock.

RANKING

     The Notes will be our direct, unsecured and unsubordinated obligations. The Notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. Our First and Refunding Mortgage Bonds are effectively senior to the Notes to the extent of the value of the properties securing them. As of December 31, 2002, there was approximately $690 million in aggregate principal amount of First and Refunding Mortgage Bonds outstanding and as of March 31, 2003, after giving effect to additional issuances and maturities, approximately $1,290 million outstanding. As of December 31, 2002, there was approximately $4,009 million of unsecured and unsubordinated long-term indebtedness of Duke Energy outstanding. The Notes will be structurally subordinated to all liabilities of our subsidiaries. As of December 31, 2002, our subsidiaries had outstanding approximately $16,851 million of long-term indebtedness. Our Senior Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

INTEREST

     The Notes will bear interest at a rate of 1 3/4% per annum. We also will pay contingent interest on the Notes in the circumstances described under "-- Contingent Interest." Interest, including contingent interest, if any, shall be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2003.

     Interest, including contingent interest as described below, will be paid to the person in whose name each Note is registered at the close of business on the fifteenth calendar day next preceding each semi-annual interest payment date (whether or not a business day); provided, however, interest including contingent interest, if any, payable upon redemption or purchase by us will be paid to the person to whom principal is payable, unless the redemption date or purchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from May 7, 2003 or from the most recent interest payment date to which interest has been paid or duly provided for.

CONTINGENT INTEREST

     Beginning with the six-month interest period commencing on May 15, 2007, we will pay contingent interest during a six-month interest period if the average trading price of a Note for the five trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of such Note.

     During any period when contingent interest shall be payable, the contingent interest payable per Note in respect of any six-month period will equal 0.25% of the average trading price of such Note for the applicable five trading day reference period.

     We will notify the holders of the Notes upon a determination that they will be entitled to receive contingent interest during a six-month interest period.

OPTIONAL REDEMPTION

     No sinking fund is provided for the Notes. Prior to May 20, 2007, the Notes will not be redeemable. On or after May 20, 2007, we may redeem for cash all or part of the Notes at any time for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to but excluding the redemption date. We will provide not less than 30 nor more than 60 days notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption.

     If we decide to redeem fewer than all of the outstanding Notes, the Trustee will select the Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the Trustee considers fair and appropriate.

     If the Trustee selects a portion of your Notes for partial redemption and you convert a portion of your Notes, the converted portion will be deemed to be from the portion selected for redemption.

CONVERSION RIGHTS

     Subject to the conditions and during the periods described below, holders may convert each of their Notes into shares of our common stock initially at a conversion rate of 42.3908 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $23.59 per share of common stock based on the issue price per Note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

     Upon conversion of Notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the Note is convertible, together with any cash payment for such holder's fractional shares will be deemed to satisfy our obligation to pay the principal amount of the Note, accrued but unpaid interest, including contingent interest, if any, and accrued original issue discount. As a result, accrued but unpaid interest, including contingent interest, if any, and accrued original issue discount to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see "Certain United States Federal Income Tax Considerations."

     If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

     If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the Notes into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any Notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

     If a holder has already delivered a purchase notice as described under either "-- Purchase of Notes by Us at the Option of the Holder" or "-- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the Senior Indenture.

     Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment need be made if
(1) we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) only to the extent of overdue interest or overdue contingent interest, any overdue interest or overdue contingent interest, if any, exists at the time of conversion with respect to such Note.

     Holders may surrender their Notes for conversion into shares of our common stock prior to stated maturity in only the following circumstances.

  CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION

     A holder may surrender any of its Notes for conversion into shares of our common stock in any calendar quarter after the quarter ending June 30, 2003 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.

     The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

     If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

     If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

  CONVERSION UPON NOTICE OF REDEMPTION

     If we call any or all of the Notes for redemption, holders may convert Notes into our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the Notes are not otherwise convertible at such time. If a holder already has delivered a purchase notice with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the Senior Indenture.

  CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

     If we elect to:

     - distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

     - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the Notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Note into our common stock will be changed into a right to convert a Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Notes immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its Notes as described below under "-- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder."

  CONVERSION UPON CREDIT RATINGS EVENT

     You may surrender your Notes for conversion into our common stock prior to maturity during any period in which (i) the long-term credit rating assigned to the Notes by both Moody's Investors Service, Inc. and Standard & Poor's Rating Services is lower than Baa3 and BBB-, respectively, (ii) both Moody's and Standard & Poor's no longer rate the Notes or have withdrawn their ratings with respect to the Notes, or (iii) either Moody's or Standard & Poor's no longer rate the Notes or have withdrawn or suspended such rating and the remaining rating is lower than Baa3 or BBB-, as applicable. References to Moody's and Standard & Poor's shall include any successors to these entities.

  CONVERSION RATE ADJUSTMENTS

     The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1) the payment of dividends or distributions of common stock on common stock;

          (2) the issuance to all holders of common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days from the date of issuance of the rights, warrants or options to subscribe for or purchase common stock at less than the current market price thereof;

          (3) subdivisions, splits and combinations of common stock;

          (4) distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, securities, cash, property or assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash); in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

          (5) distributions consisting exclusively of cash to all holders of outstanding shares of common stock in an aggregate amount that, together with (1) other all-cash distributions made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for shares of common stock concluded within the preceding 12 months, exceeds the product of $1.10 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution; or

          (6) the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions to all holders of shares of common stock within the preceding 12 months, exceeds the product of $1.10 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by the number of shares of common stock outstanding on the expiration of the tender or exchange offer.

     In addition to these adjustments, we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of Notes at least 15 days notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the Notes, see "Certain United States Federal Income Tax
Considerations -- Adjustments to Interest Accruals on the Notes."

     The "current market price" per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question (including upon the occurrence of a Fundamental Change) and the day before the "ex-dividend trading" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex-dividend trading," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

     No adjustment to the conversion rate or the ability of a holder of a Note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

     The applicable conversion rate will not be adjusted:

     - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

     - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

     - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

     - for a change in the par value of the common stock; or

     - for accrued and unpaid interest, including contingent interest, if any.

     You will receive, upon conversion of the Notes, in addition to common stock, the rights under our rights plan unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of subsequent expiration, termination or redemption of such rights.

     Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase all or a portion of their Notes on May 15, 2007, May 15, 2012 and May 15, 2017 (each, a "purchase date"). Any Note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding Notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Notes. Also, as described in the "Risk Factors" section of this prospectus supplement under the caption "We may not have the ability to raise the funds necessary to purchase the Notes upon a Fundamental Change or other purchase date, as required by the Senior Indenture governing the Notes," we may not have funds sufficient to purchase the Notes when we are required to do so.

     The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to but excluding the purchase date.

     On or before the 20th business day prior to each purchase date, we will provide to the Trustee, the paying agent and to all holders of the Notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     - the purchase price;

     - the name and address of the paying agent and the conversion agent; and

     - the procedures that holders must follow to require us to purchase their Notes.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     A notice electing to require us to purchase your Notes must state:

     - if certificated Notes have been issued, the certificate numbers of the Notes;

     - the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000; and

     - that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Senior Indenture.

If the Notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     No Notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the Notes.

     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn Notes;

     - if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

     - the principal amount, if any, which remains subject to the purchase notice.

If the Notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     You must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the purchase price of the Notes on the business day following the purchase date, then:

     - the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

     - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Notes).

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     If a Fundamental Change (as defined below in this section) occurs at any time prior to maturity, you will have the right, at your option, to require us to purchase any or all of your Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including contingent interest, if any, to but excluding the Fundamental Change purchase date.

     A "Fundamental Change" will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

          (1) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors; or

          (2) consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change.

     A Fundamental Change will not be deemed to have occurred in respect of either of the foregoing, however, if either:

          (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the Notes immediately before the Fundamental Change or the public announcement thereof, or

          (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations, or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

     - the events causing a Fundamental Change;

     - the date of the Fundamental Change;

     - the last date on which a holder may exercise the purchase right;

     - the Fundamental Change purchase price;

     - the Fundamental Change purchase date;

     - the name and address of the paying agent and the conversion agent;

     - the applicable conversion rate and any adjustments to the applicable conversion rate;

     - the Notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the Senior Indenture; and

     - the procedures that holders must follow to require us to purchase their Notes.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     To exercise the purchase right, you must deliver prior to the close of business on the business day immediately preceding the purchase date, subject to extension to comply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the Notes duly completed, to the paying agent. Your purchase notice must state:

     - if certificated, the certificate numbers of your Notes to be delivered for purchase;

     - the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

     - that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Senior Indenture.

If the Notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

     - the principal amount of the withdrawn Notes;

     - if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

     - the principal amount, if any, which remains subject to the purchase notice.

If the Notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     We will be required to purchase the Notes no later than 30 days after the date of our notice of the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law. You will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the Notes on the business day following the Fundamental Change purchase date, then:

     - the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

     - all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the Notes).

     The rights of the holders to require us to purchase their Notes upon a Fundamental Change could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a standard term contained in other offerings of debt securities similar to the Notes that have been marketed by the underwriters. The terms of the Fundamental Change purchase feature resulted from negotiations between the underwriters and us.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No Notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the Notes.

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to purchase the Notes upon a fundamental change or other purchase date, as required by the Senior Indenture governing the Notes." If we fail to purchase the Notes when required following a Fundamental Change, we will be in default under the Senior Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

MERGERS AND SALES OF ASSETS

     Although the types of transactions described in the accompanying prospectus under the heading "Description of the Senior Notes -- Consolidation, Merger, Conveyance or Transfer" are permitted under the Senior Indenture, certain of these transactions could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the Notes of such holder as described above.

EVENTS OF DEFAULT

     In addition to those events of default described in the accompanying prospectus under the heading "Description of the Senior Notes -- Events of Default," each of the following constitutes an event of default with respect to the Notes:

     - failure to pay principal of or any premium on any Note when due, including upon maturity, optional redemption or purchase by us at the option of the holder (upon the occurrence of a Fundamental Change or exercise by a holder of its option to require us to purchase such holder's Notes);

     - failure to pay when due any interest, including any contingent interest, on any Note that continues for 60 days; and

     - default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right.

     In addition, the holders of at least a majority in aggregate principal amount of the outstanding Notes may waive an existing default as described in the Senior Indenture with respect to the Notes and its consequences, other than:

          (i) any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to any Notes; or

          (ii) any default which constitutes a failure to convert any Note in accordance with its terms and the terms of the Senior Indenture.

MODIFICATION AND WAIVER

     In addition to those provisions described in the accompanying prospectus under the heading "Description of the Senior Notes -- Modification; Waiver," the Senior Indenture (including the terms and conditions of the Notes) cannot be modified or amended without the consent of the holder of each outstanding Note to:

     - reduce the redemption price, purchase price or Fundamental Change purchase price of the Notes; and

     - make any change that adversely affects the right to convert the Notes.

CALCULATIONS IN RESPECT OF NOTES

     We will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest, including contingent interest, if any, payable on the Notes and the conversion price of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of Notes upon the request of that holder.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the Notes in registered form, without interest coupons. Holders may present Notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the Trustee in The City of New York.

NOTICES

     Except as otherwise described herein, notice to registered holders of the Notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

CONCERNING THE TRUSTEE

     JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the Trustee and is also the bond trustee and the subordinated indenture trustee for Duke Energy under its first and refunding mortgage and subordinated indenture, respectively. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

     The Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Notes unless those holders have offered to the Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the Notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or the exercise of any trust or power of the Trustee. The Trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

                               BOOK-ENTRY SYSTEM

     We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

     The Notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC's nominee.

     You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the Senior Indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Senior Indenture, including for purposes of receiving any reports that we or the Trustee deliver pursuant to the Senior Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

     Unless and until we issue the Notes in fully certificated form under the limited circumstances described below under the heading "-- Certificated Notes":

     - you will not be entitled to receive physical delivery of a certificate representing your interest in the Notes;

     - all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

     - all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

     If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the Notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

     Purchases of the Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Notes, except as provided below in "-- Certificated Notes."

     To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

BOOK-ENTRY FORMAT

     Under the book-entry format, the Trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

     DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal and interest, including contingent interest, if any, on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Notes on your behalf. We and the Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Trustee will not recognize you as a holder under the Senior Indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

CERTIFICATED NOTES

     Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

     We will issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

     - we advise the Trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the Trustee or we are unable to locate a qualified successor within 90 days; or

     - we, at our option, elect to terminate use of the book-entry system through DTC.

     If any of the two above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the Notes along with instructions for re-registration. The Trustee will re-issue the Notes in full certificated registered form and will recognize the registered holders of the certificated Notes as holders under the Senior Indenture.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes, and where noted, the common stock, as of the date of this prospectus supplement. Except where noted, this summary deals only with a Note held as a capital asset by a U.S. holder (as defined below) who purchases the Notes on original issuance at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

     - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

     - tax consequences to persons holding the Notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

     - tax consequences to U.S. holders of the Notes whose "functional currency" is not the U.S. dollar;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

     If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your own tax advisors.

     No statutory or judicial authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. The Internal Revenue Service (the IRS) has issued a revenue ruling with respect to instruments similar to the Notes. This ruling supports certain aspects of the treatment described below. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

     IF YOU ARE CONSIDERING PURCHASING THE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. HOLDERS

     The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Notes.

     For purposes of this discussion, a U.S. holder is a beneficial owner of a Note that is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

  CLASSIFICATION OF THE NOTES

     Under the Senior Indenture governing the Notes, we and each holder of the Notes agree, for U.S. federal income tax purposes, to treat the Notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the Notes will be so treated and does not address any possible differing treatments of the Notes. However, the application of the Contingent Debt Regulations to instruments such as the Notes is uncertain in several respects, and no rulings have been sought with respect to this particular offering from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the Notes to common stock, and might recognize capital gain or loss upon a taxable disposition of the Notes. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX TREATMENT OF HOLDING THE NOTES.

  ACCRUAL OF INTEREST

     Under the Contingent Debt Regulations, actual cash payments on the Notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under the regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

     - require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the Notes;

     - require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

     - generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, purchase or redemption of the Notes.

     You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

     - the product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the Notes, adjusted for the length of the accrual period;

     - divided by the number of days in the accrual period; and

     - multiplied by the number of days during the accrual period that you held the Notes.

     The issue price of a Note will be the first price at which a substantial amount of the Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Note will be its issue price increased by any original issue discount previously accrued on the Note, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amount of any payments previously scheduled to be made (including payments of stated cash interest) with respect to the Notes.

     Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the Notes. We have determined the comparable yield of the Notes based on the rate, as of the initial issue date, at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the Notes. Accordingly, we have determined that the comparable yield is an annual rate of 6.03%, compounded semi-annually.

     We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments on the Notes and estimates the amount and timing of contingent interest payments and the payment upon maturity of the Notes taking into account the fair market value of the common stock that might be paid upon a conversion of the Notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information." By purchasing the Notes, you agree in the Senior Indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the Notes.

     THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR ORIGINAL ISSUE DISCOUNT AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENTS ON A NOTE.

  ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES

     If the actual contingent payments made on the Notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the Notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property (including shares of our common stock upon a conversion of the Notes) received in that year. If you receive in a taxable year actual payments with respect to the Notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

     - first, reduce the amount of original issue discount required to be accrued in that taxable year;

     - second, any negative adjustments that exceed the amount of original issue discount accrued in that taxable year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the Notes during prior taxable years reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

     - third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

  SALE, EXCHANGE, CONVERSION, PURCHASE OR REDEMPTION

     Upon the sale, exchange, conversion, purchase or redemption of a Note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Notes. As a holder of a Note, you agree that under the Contingent Debt Regulations we will report the amount realized as including the fair market value of our stock that you receive on conversion of a Note as a contingent payment. Any gain on a Note generally will be treated as ordinary income. Loss from the disposition of a Note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the Notes not otherwise offset by prior negative adjustments. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the Notes were held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

     Special rules apply in determining the tax basis of a Note. Your adjusted tax basis in a Note is generally the cost of the Note to you increased by original issue discount (before taking into account the adjustments described above) you previously accrued on the Notes, and reduced by the projected amount of any payments previously scheduled to be made (including payments of stated cash interest) with respect to the Notes.

     Under this treatment, your adjusted tax basis in the common stock received upon conversion of a Note will equal the then current fair market value of such common stock. To determine your holding period for the common stock received upon conversion, you will begin counting on the day after the common stock is acquired.

     Given the uncertain tax treatment of instruments such as the Notes, you should contact your tax advisors concerning the tax treatment on conversion of a Note and the ownership of the common stock.

  CONSTRUCTIVE DISTRIBUTIONS

     The conversion rate of the Notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

NON-U.S. HOLDERS

     The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of Notes or shares of common stock. The term "non-U.S. holder" means a beneficial owner of a Note or share of common stock that is not a U.S. holder.

     Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  PAYMENTS WITH RESPECT TO THE NOTES

     The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under "-- U.S. Holders" and a payment of common stock pursuant to a conversion) on a Note, provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest (including original issue discount) on a Note is described in Section 881(c)(3)(A) of the Code;

     - our common stock continues to be actively traded within the meaning of
       Section 871(h)(4)(C)(v)(1) of the Code;

     - we are not a "United States real property holding corporation" or our stock continues to be regularly traded on an established securities market and you hold or held (at any time during the shorter of the five year period preceding the disposition of your Notes or your holding period) no more than 5% of our common stock; and

     - (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your Notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to holders that are pass-through entities.

     If you cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     If you are engaged in a trade or business in the United States and interest (including original issue discount) on a Note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in the earnings and profits of such foreign corporation.

  PAYMENTS ON COMMON STOCK AND CONSTRUCTIVE DIVIDENDS

     Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "-- Constructive Distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF SHARES OF COMMON STOCK

     Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

     - that gain is effectively connected with the conduct of a trade or business in the United States by you,

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

     - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a "branch profits tax" at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

     We have not determined whether we are a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation" and our common stock is and continues to be regularly traded on an established securities market, only a non-United States holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

  U.S. FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on Notes beneficially owned by you at the time of your death provided that:

     - any payment to you on the Notes would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points above under "-- Payments With Respect to the Notes," without regard to the certification requirements of the sixth bullet point; and

     - interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     If you are a U.S. holder of Notes, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of a Note or share of common stock made to you, unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest and dividend income.

     In general, if you are a non-U.S. holder, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the certification described above under "--Payments With Respect to the Notes." We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     In addition, if you are a non-U.S. holder, payments of the proceeds of a sale of a Note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries are subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person) or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Wachovia Securities, Inc. are acting as joint book-running managers of the offering, and as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

                                                               PRINCIPAL AMOUNT
UNDERWRITER                                                        OF NOTES
-----------                                                    ----------------
Citigroup Global Markets Inc................................     $129,500,000
J.P. Morgan Securities Inc. ................................      129,500,000
Morgan Stanley & Co. Incorporated...........................      129,500,000
Wachovia Securities, Inc. ..................................      129,500,000
Banc One Capital Markets, Inc. .............................       28,000,000
Credit Suisse First Boston LLC..............................       28,000,000
Goldman, Sachs & Co. .......................................       28,000,000
UBS Warburg LLC.............................................       28,000,000
ABN AMRO Incorporated.......................................       14,000,000
CIBC World Markets Corp. ...................................       14,000,000
Dresdner Kleinwort Wasserstein Securities LLC...............       14,000,000
Scotia Capital (USA) Inc. ..................................       14,000,000
TD Securities (USA) Inc. ...................................       14,000,000
                                                                 ------------
     Total..................................................     $700,000,000
                                                                 ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. However, the underwriters are not required to take or pay for the Notes covered by the underwriters' overallotment option described below.

     The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $13.50 per Note. After the initial offering of the Notes to the public, the underwriters may change the public offering price and concessions.

     We have granted to the underwriters an option to purchase from us within 13 days of the closing of the initial offering of the Notes up to $70,000,000 additional aggregate principal amount of Notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional Notes approximately proportionate to that underwriter's initial purchase commitment.

     The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Notes.

                                                                 PAID BY DUKE ENERGY
                                                             ---------------------------
                                                             NO EXERCISE   FULL EXERCISE
                                                             -----------   -------------
Per Note...................................................  $     22.50    $     22.50
Total......................................................  $15,750,000    $17,325,000

     The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     We and our executive officers have each agreed, subject to certain exceptions, that without the prior written consent of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Wachovia Securities, Inc. on behalf of the underwriters, we and our executive officers will not, during the 60-day period after the date of this prospectus supplement:

     - offer, pledge, sell or contract to sell any Notes or shares of common stock,

     - sell any option or contract to purchase any Notes or shares of common stock,

     - purchase any option or contract to sell any Notes or shares of common stock,

     - grant any option, right or warrant for the sale of any Notes or shares of common stock,

     - lend or otherwise dispose of or transfer any Notes or shares of common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Notes or shares of common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lock-up provision applies to the Notes, shares of common stock and to securities convertible into or exchangeable or exercisable for or repayable with shares of common stock. It also applies to Notes and shares of common stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. This agreement does not apply to issuances under our employee or director compensation plans or our employee or other investment plans. Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Wachovia Securities, Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

     In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions. Overallotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of Notes made in an amount up to the principal amount represented by the underwriters' overallotment option. In determining the source of Notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through the overallotment option. Transactions to close out the covered syndicate short involve either purchases of the Notes in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make "naked" short sales of Notes in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Notes in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when, in covering syndicate short positions or making stabilizing purchases, Notes originally sold by that syndicate member are repurchased in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering, exclusive of the underwriting discount, will be $500,000. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past or may in the future provide us with financial advisory, investment banking, commercial banking and other services.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Notes and the offering of the Notes and the common stock issuable upon conversion will be passed on for us by Robert T. Lucas III, Esq., who is Duke Energy's Associate General Counsel and Assistant Secretary. Certain legal matters with respect to the offering of the Notes and the common stock issuable upon conversion will be passed upon for Duke Energy by Simpson Thacher & Bartlett, New York, New York, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. In rendering their opinions, Simpson Thacher & Bartlett and Sidley Austin Brown & Wood LLP will rely upon Mr. Lucas as to all matters of North Carolina law.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated by reference in this prospectus supplement from Duke Energy's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, as independent auditors, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001 and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

     Duke Energy's filings are also available to the public through:

     - Duke Energy's web site at http://www.duke-energy.com;

     - the SEC web site at http://www.sec.gov; and

     - The New York Stock Exchange
       20 Broad Street
       New York, New York 10005.

     Additional information about Duke Energy is available on its web site at http://www.duke-energy.com. Such web site is not a part of this prospectus.

     The SEC allows Duke Energy to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that Duke Energy files later with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities:

     - Duke Energy's Annual Report on Form 10-K for the year ended December 31, 2002.

     Duke Energy will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing Duke Energy at the following address or telephoning one of the following numbers:

    Investor Relations Department
    Duke Energy Corporation
    P.O. Box 1005
    Charlotte, North Carolina 28201
    (704) 382-3853 or (800) 488-3853 (toll-free)

PROSPECTUS

                                 $1,500,000,000

                            DUKE ENERGY CORPORATION

                                  Senior Notes
                           Junior Subordinated Notes
                       First and Refunding Mortgage Bonds
                                  Common Stock
                            Stock Purchase Contracts
                              Stock Purchase Units

                             ---------------------

                         DUKE ENERGY CAPITAL TRUST III

                          DUKE ENERGY CAPITAL TRUST IV

                          DUKE ENERGY CAPITAL TRUST V

                           Trust Preferred Securities
                 Guaranteed, to the extent described herein, by

                            DUKE ENERGY CORPORATION

                             ---------------------

     This prospectus contains summaries of the general terms of these securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     The Common Stock of Duke Energy is listed on the New York Stock Exchange under the symbol "DUK."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    This prospectus is dated March 13, 2003.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus is accurate as of any date other than the date of the document containing the information.

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                              PAGE
About this Prospectus.......................................    1
Duke Energy Corporation.....................................    2
Risk Factors................................................    4
Ratio of Earnings to Fixed Charges..........................   16
Use of Proceeds.............................................   16
The Trusts..................................................   16
Description of the Senior Notes.............................   17
Description of the Junior Subordinated Notes................   24
Description of the First and Refunding Mortgage Bonds.......   31
Description of the Common Stock.............................   35
Description of the Stock Purchase Contracts and the Stock
  Purchase Units............................................   38
Description of the Preferred Securities.....................   38
Description of the Guarantees...............................   39
Plan of Distribution........................................   41
Experts.....................................................   42
Validity of the Securities..................................   42
Where You Can Find More Information.........................   43

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Duke Energy, Duke Energy Capital Trust III, Duke Energy Capital Trust IV and Duke Energy Capital Trust V filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Duke Energy may issue Senior Notes, Junior Subordinated Notes, First and Refunding Mortgage Bonds, Common Stock, Stock Purchase Contracts and Stock Purchase Units and the Trusts may issue Preferred Securities in one or more offerings up to a total dollar amount of $1,500,000,000.

     This prospectus provides general descriptions of the securities Duke Energy and the Trusts may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

                            DUKE ENERGY CORPORATION

     Duke Energy, together with its subsidiaries, an integrated provider of energy and energy services, offers physical delivery and management of both electricity and natural gas throughout the United States and abroad. Duke Energy, together with its subsidiaries, provides these and other services through seven business segments:

     o Franchised Electric

     o Natural Gas Transmission

     o Field Services

     o Duke Energy North America

     o International Energy

     o Other Energy Services

     o Duke Ventures

     Franchised Electric generates, transmits, distributes and sells electricity in central and western North Carolina and western South Carolina. It conducts operations primarily through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission, or FERC, the North Carolina Utilities Commission, or NCUC, and the Public Service Commission of South Carolina, or PSCSC.

     Natural Gas Transmission provides transportation and storage of natural gas for customers throughout the east coast and southern portion of the United States and in Canada. Natural Gas Transmission also provides distribution service to retail customers in Ontario and British Columbia and gas gathering and processing services to customers in British Columbia. Natural Gas Transmission does business primarily through Duke Energy Gas Transmission Corporation. Duke Energy acquired Westcoast Energy, Inc. on March 14, 2002. Interstate natural gas transmission and storage operations in the United States are subject to the FERC's rules and regulations while natural gas gathering, processing, transmission, distribution and storage operations in Canada are subject to the rules and regulations of the National Energy Board, the Ontario Energy Board and the British Columbia Utilities Commission.

     Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids, or NGLs. It conducts operations primarily through Duke Energy Field Services, LLC, which is approximately 30% owned by ConocoPhillips. Field Services operates gathering systems in western Canada and 11 contiguous states in the United States. Those systems serve major natural gas-producing regions in the Rocky Mountains, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, and onshore and offshore Gulf Coast areas.

     Duke Energy North America develops, operates and manages merchant power generation facilities and engages in commodity sales and services related to natural gas and electric power. Duke Energy North America conducts business throughout the United States and Canada through Duke Energy North America, LLC and Duke Energy Trading and Marketing, LLC. Duke Energy Trading and Marketing is approximately 40% owned by Exxon Mobil Corporation.

     International Energy develops, operates and manages natural gas transportation and power generation facilities and engages in sales and marketing of natural gas and electric power outside the United States and Canada. It conducts operations primarily through Duke Energy International, LLC and its activities target the Latin American, Asia-Pacific and European regions.

     Other Energy Services is composed of diverse energy businesses, operating primarily through Duke Energy Merchants Holdings, Duke/Fluor Daniel and Energy Delivery Services. Duke Energy Merchants Holdings engages in commodity buying and selling, and risk management and financial services in the energy commodity markets other than natural gas and power (such as refined products, residual fuels, crude oil and coal).

     Duke/Fluor Daniel provides comprehensive engineering, procurement, construction, commissioning and operating plant services for fossil-fueled electric power generating facilities worldwide. It is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc., a wholly owned subsidiary of Fluor Corporation. Energy Delivery Services is an engineering, construction, maintenance and technical services firm specializing in electric transmission and distribution lines and substation projects.

     Duke Ventures is composed of other diverse businesses, operating primarily through Crescent Resources, LLC, DukeNet Communications, LLC and Duke Capital Partners, LLC. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern and southwestern United States. DukeNet Communications develops and manages fiber optic communications systems for wireless, local and long distance communications companies and selected educational, governmental, financial and health care entities. Duke Capital Partners, a wholly owned merchant banking company, provides debt and equity capital and financial advisory services primarily to the energy industry.

     The foregoing information about Duke Energy and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy and its business segments, you should refer to the information described under the caption "Where You Can Find More Information."

     Duke Energy is a North Carolina corporation. Its principal executive offices are located at 526 South Church Street, Charlotte, North Carolina 28202 (telephone (704) 594-6200).

                                  RISK FACTORS

     Before purchasing any securities we offer, you should carefully consider the following risk factors as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our securities.

RISKS RELATED TO THE MARKET CYCLE OF OUR INDUSTRY

 OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED BY SUSTAINED DOWNTURNS OR SLUGGISHNESS IN THE ECONOMY, INCLUDING LOW LEVELS IN THE MARKET PRICES OF COMMODITIES, ALL OF WHICH ARE BEYOND OUR CONTROL.

     Sustained downturns or sluggishness in the economy generally affect the markets in which we operate and negatively influence our regulated and unregulated energy operations. Declines in demand for electricity as a result of economic downturns in our Franchised Electric service territories will reduce overall electricity sales and lessen our cash flows, especially as our industrial customers reduce production and, thus, consumption of electricity. Our Natural Gas Transmission and Field Services businesses may experience a decline in the volume of natural gas shipped through their pipelines and transport systems or gathered and processed at their plants, resulting in lower revenue and cash flows, as lower economic output reduces energy demand. Although our Franchised Electric business is subject to regulated allowable rates of return and recovery of fuel costs under a fuel adjustment clause, and our gas transmission is subject to mandated tariff rates, overall declines in electricity sold or the volume of gas shipped as a result of economic downturn or recession could reduce our revenues and cash flows, thus diminishing our results of operations.

     Our Duke Energy North America business sells power from generation facilities into the spot market or other competitive power markets on a contractual basis and enters into contracts to purchase and sell electricity, natural gas and NGLs as part of our power marketing and energy trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power, natural gas and NGLs in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. These factors could reduce our revenues and margins and therefore diminish our results of operations.

     Lower demand for the electricity we sell, for the natural gas we gather, process and transport and in the market prices for electricity, natural gas and NGLs result from multiple factors that affect our service territories and the end markets where we sell electricity or ship natural gas, including:

     - weather conditions;

     - seasonality;

     - supply of and demand for energy commodities, including any decreases in the production of natural gas due to depressed prices for natural gas which could negatively affect our gas transmission business due to lower throughput and our energy trading business through lower prices;

     - illiquid markets;

     - general economic conditions, including downturns in the U.S. or other economies which impact consumption;

     - transmission or transportation constraints or inefficiencies which impact our merchant energy operations;

     - availability of competitively priced alternative energy sources;

     - natural gas, crude oil, refined products and coal production levels;

     - electric generation capacity;

     - capacity and transmission service into, or out of, our markets;

     - natural disasters, wars, embargoes and other catastrophic events to the extent they affect our markets; and

     - federal, state and foreign energy and environmental regulation and legislation.

     These market factors have led to industry-wide downturns that have resulted in the slowing down or stopping of new construction of power plants and announcements by us and other energy suppliers and gas pipeline companies of plans to sell non-core assets in order to boost liquidity or strengthen balance sheets. Proposed sales by other energy suppliers and gas pipeline companies could increase the supply of the type of assets we are attempting to sell which could lead to our failing to execute such asset sales or obtaining lower prices on completed asset sales.

 OUR RISK MANAGEMENT PROCEDURES MAY NOT PREVENT LOSSES.

     We actively manage the risk inherent in our energy, debt and foreign currency positions. Although we have sophisticated risk management systems in place that use advanced methodologies to quantify risk, these systems may not always be followed or may not always work as planned. If prices significantly deviate from historical prices, our risk management systems may not protect us from significant losses. Adverse changes in energy prices, interest rates and foreign currency exchange rates may result in economic losses in our earnings and cash flows and our balance sheet under applicable accounting rules. Although we devote a considerable amount of management effort to our trading, marketing and risk management systems, their effectiveness remains uncertain.

 OUR HEDGING PROCEDURES MAY NOT PROTECT OUR SALES AND NET INCOME FROM
 VOLATILITY.

     To lower our financial exposure related to price fluctuations, our corporate marketing, trading and risk management operations routinely enter into contracts to hedge the value of our assets and operations. As part of this strategy, we routinely utilize fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, we do not cover the entire exposure of our assets or our positions to market price volatility and the coverage will vary over time. To the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating commodity prices could cause our sales and net income to be volatile.

 OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Electric power generation and gas transmission are generally seasonal businesses. In most parts of the U.S. and world in which we operate, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels peaks during the winter, especially for our natural gas businesses in Canada. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. Further, extreme weather conditions such as heat waves or winter storms could cause these seasonal fluctuations to be more pronounced. The pattern of this fluctuation may change depending on the nature and location of our facilities and pipeline systems and the terms of power sale contracts and gas transmission arrangements we enter into.

 RECENT DEVELOPMENTS AFFECTING THE WHOLESALE POWER AND ENERGY TRADING MARKETS HAVE REDUCED MARKET ACTIVITY AND LIQUIDITY AND MAY CONTINUE TO ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     As a result of the energy crisis in California, the recent decline of natural gas prices in North America, the filing of bankruptcy by Enron Corporation, and investigations by governmental authorities into energy trading activities and increased litigation related to these matters, companies generally in the regulated and unregulated utility businesses have been impacted negatively. In addition, certain participants have chosen to or have been forced to exit from the energy trading markets, leading to a reduction in the number of trading partners and lower trading revenues. Depressed spot and forward wholesale power prices have resulted in substantially reduced revenues in our merchant energy business and may continue to affect our earnings.

 OUR PROFITABILITY MAY DECLINE IF THE COUNTERPARTIES TO OUR TRANSACTIONS FAIL TO PERFORM IN ACCORDANCE WITH OUR AGREEMENTS WITH THEM.

     Our marketing, trading and risk management operations are exposed to the risk that counterparties to our transactions will not perform their obligations. Should the counterparties to these arrangements fail to perform, we might be forced to acquire alternative hedging arrangements, honor the underlying commitment at then-current market prices or return a significant portion of the consideration received for unused electricity or gas under a long-term contract. In such event, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. In addition, in our marketing and trading activities, we often extend credit to our trading counterparties. Despite performing credit analysis prior to extending credit, we are exposed to the risk that we may not be able to collect amounts owed to us. If the counterparty to such a financing transaction fails to perform and any collateral we have secured is inadequate, we will lose money.

 WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH SELLING AND MARKETING PRODUCTS IN THE WHOLESALE POWER MARKETS.

     We purchase and sell power at the wholesale level under the FERC's market-based tariffs throughout the United States and also enter into short-term agreements to market available energy and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, then we could be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant.

     In the absence or upon expiration of power sales agreements, we must sell all or a portion of the energy, capacity and other products from our facilities into the competitive wholesale power markets. Unlike most other commodities, electricity cannot be stored and must be produced concurrently with its use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. In addition, the price we can obtain for power sales may not change at the same rate as changes in fuel costs. Given the volatility and potential for material differences between actual power prices and fuel costs, if we are unable to secure long-term purchase agreements for our power generation facilities, our revenues would be subject to increased volatility and our financial results may be materially adversely affected.

 COMPETITION IN THE WHOLESALE POWER AND ENERGY TRADING MARKETS MAY ADVERSELY AFFECT THE GROWTH AND PROFITABILITY OF OUR BUSINESS.

     While companies in the regulated and unregulated utility business have been generally negatively affected by recent events in the energy markets, it is possible that in the future we may be vulnerable to competition from new competitors that have greater financial resources than we do, seeking attractive opportunities to acquire or develop energy assets or energy trading operations both in the United States and abroad. These new competitors may include sophisticated financial institutions, some of which are already entering the energy trading and marketing sector, and international energy players, which may enter regulated or unregulated utility businesses. This competition may adversely affect our ability to make investments or acquisitions.

     We may not be able to respond in a timely or effective manner to the many changes intended to increase competition in the electricity industry. To the extent competitive pressures increase and the pricing and sale of electricity assume more characteristics of a commodity business, the economics of our business may come under long-term pressure.

     In addition, regulatory changes have also been proposed to increase access to electricity transmission grids by utility and non-utility purchasers and sellers of electricity. We believe that these changes could continue the disaggregation of many vertically-integrated utilities into separate generation, transmission, distribution and retail businesses. As a result, a significant number of additional competitors could become active in the wholesale power generation segment of our industry.

 WE ARE EXPOSED TO MARKET RISK AND MAY INCUR LOSSES FROM OUR MARKETING AND TRADING OPERATIONS.

     Our trading portfolios consist of contracts to buy and sell commodities, including contracts for electricity, natural gas, NGLs and other commodities that are settled by the delivery of the commodity or cash. If the values of these contracts change in a direction or manner that we do not anticipate, we could realize material losses from our trading activities. We have marketing and trading operations which target the U.S., Canadian, Latin American, Asia-Pacific and European regions. We incur trading risks and market exposures in these markets. If our trading volumes in these regions increase, we will be exposed to increased market risks.

RISKS RELATED TO LEGAL PROCEEDINGS AND REGULATORY INVESTIGATIONS

     Recently, in part due to the California electricity supply situation and the failure of Enron Corporation, public and regulatory scrutiny of the energy industry and of the capital markets have resulted in increased regulatory investigations, new regulations being either proposed or implemented and an increase in litigation in the industry. During this time, we have experienced a significant increase in regulatory investigations and litigation related to our operations, primarily with respect to the California situation, pricing information and so-called "roundtrip" trades, each as described in greater detail below. Future developments in these and other government investigations, including the subpoena we have recently received from a North Carolina grand jury related to the audit by the NCUC and PSCSC of Duke Power's regulatory reporting from 1998 to 2000, and litigation impacting the energy industry and us, including litigation regarding performance, contracts and other matters arising in the ordinary course of our business and personal injury claims alleged to have arisen from the exposure to asbestos in our plants, could be materially adverse to us by affecting our operations and diverting our attention and resources to addressing such actions. Furthermore, future declines in the availability, or increases in the cost, of our insurance policies and charges to our self-insurance reserves with respect to such litigation could cause material liabilities and costs, which could have a material adverse effect on our results of operations or financial position in the future.

 WE MAY BE ADVERSELY AFFECTED BY LEGAL PROCEEDINGS ARISING OUT OF THE ELECTRICITY SUPPLY SITUATION IN CALIFORNIA AND OTHER WESTERN STATES.

     Litigation and administrative proceedings arising out of the California electricity supply situation are ongoing before the FERC and in California and several other western state courts against sellers of energy in California. Duke Energy and some of its subsidiaries are named as defendants in a number of lawsuits brought by or on behalf of electricity purchasers in California, with one suit filed on behalf of a Washington State electricity purchaser. In addition to lawsuits, several investigations and regulatory proceedings at the state and federal levels are looking into the causes of high wholesale electricity prices in the western United States. We cannot predict the outcome of any such lawsuits and other proceedings or whether the ultimate impact on us of the effects of the historical electricity supply situation in California and other western states will be material due to any future developments.

  WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS RELATED TO PRICING INFORMATION THAT WE PROVIDED TO MARKET PUBLICATIONS.

     The FERC and the Commodity Futures Trading Commission, or CFTC, have requested information from us regarding pricing information that we provided to publications that produce price indices. We have been responding to the FERC and CFTC, but we cannot predict the outcome of this investigation or whether this investigation will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which may be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

 WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS AND ANY RELATED LEGAL PROCEEDINGS RELATED TO THE ALLEGED CONDUCTING OF "ROUNDTRIP" TRADES BY OUR ENERGY TRADING BUSINESS.

     The activities of Enron Corporation and other energy traders in allegedly using "roundtrip" trades which involve the prearrangement of simultaneously executed and offsetting buy and sell trades for the purpose of increasing reported revenues or trading volumes, or influencing prices and which lack a legitimate business purpose, has resulted in increased public and regulatory scrutiny. Various governmental and regulatory inquiries are ongoing and continue to adversely affect the energy trading business as a whole. We may see these adverse effects continue as a result of the uncertainty of these ongoing inquiries or additional inquiries by other federal or state regulatory agencies. To date, we have been investigated by, or responded to requests from, the SEC, the FERC, the Houston office of the U.S. Attorney and the CFTC concerning these alleged "roundtrip" trades. In addition, we cannot predict the outcome of any of these inquiries, or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which may be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

     Also, a number of class action lawsuits have been filed against us, and others may be filed, claiming that investors suffered damages as a result of the alleged "roundtrip" trades inflating our revenue and earnings. While a number of the lawsuits have been dismissed at a preliminary stage, further developments in such lawsuits could lead to settlements, civil damages or other litigation costs that could adversely affect our business.

RISKS RELATED TO THE REGULATION OF OUR BUSINESSES

 ELECTRIC

     OUR BUSINESSES IN NORTH AMERICA ARE SUBJECT TO COMPLEX GOVERNMENT REGULATIONS. THE ECONOMICS, INCLUDING THE COSTS, OF OPERATING OUR GENERATING FACILITIES MAY BE ADVERSELY AFFECTED BY CHANGES IN THESE REGULATIONS OR IN THEIR INTERPRETATION OR IMPLEMENTATION.

     The regulatory environment applicable to the electric power industry has recently undergone substantial changes, both on a federal and a state level, which have had a significant impact on the nature of the industry and the manner in which its participants conduct their businesses. These changes are ongoing and we cannot predict the future course of changes in this regulatory environment or the ultimate effect that this changing regulatory environment will have on our business.

     The Public Utility Holding Company Act, or PUHCA, and the Federal Power Act, or FPA, regulate public utility holding companies and their subsidiaries and place certain constraints on the conduct of their business, although we are exempt from most of the provisions of PUHCA, as discussed below. The rates charged in our Franchised Electric business are approved by the FERC, the NCUC and/or the PSCSC. The NCUC and the PSCSC regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers. The FERC regulates wholesale electricity operations and transmission rates and the state commissions regulate retail generation and distribution rates. The Public Utility Regulatory Policies Act of 1978, or PURPA, provides qualifying facilities with exemptions from some federal and state laws and regulations, including PUHCA and most provisions of the FPA. The Energy Policy Act of 1992, or the Energy Act, also provides relief from regulation under PUHCA to "exempt wholesale generators." Maintaining the status of our facilities as qualifying facilities or exempt wholesale generators is conditioned on those facilities continuing to meet statutory criteria. Under current law, we are not and will not be subject to regulation as a registered holding company under PUHCA as long as the domestic power plants we own through subsidiaries (such as in Duke Energy North America's business) are qualifying facilities under PURPA or are exempt wholesale generators. If we were subject to these regulations, the economics and operations of our generating facilities could be negatively affected by the increased costs associated with upgrading our facilities and taking other actions to comply with these regulations. While we are currently exempt from registration under PUHCA, we may lose that exemption if we fail to comply with our exemptive order from the SEC. If we were to lose our exemption, we would have the alternatives of registering as a holding company which would subject us to more extensive regulation, or divesting or changing the nature of some of our foreign utility holdings, including some facilities acquired in our Westcoast Energy purchase.

     Existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have a detrimental effect on our business. Certain restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made or that legislative or other attention to the electric power restructuring process will not cause the deregulation process to be delayed or reversed.

     The FERC has proposed to broaden its regulations that restrict relations between jurisdictional electric and natural gas companies, or "jurisdictional companies," and marketing affiliates. The proposed rules would limit communications between a jurisdictional company and all our affiliates engaged in energy activities. The rulemaking is pending at the FERC and the precise scope and effect of the rule is unclear. If adopted as proposed, the rule could adversely affect our ability to coordinate and manage our energy activities.

     OUR SALES MAY DECREASE IF WE ARE UNABLE TO GAIN ADEQUATE, RELIABLE AND AFFORDABLE ACCESS TO TRANSMISSION AND DISTRIBUTION ASSETS DUE TO THE FERC AND REGIONAL REGULATION OF WHOLESALE MARKET TRANSACTIONS FOR ELECTRICITY AND GAS.

     We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase to supply some of our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products may be hindered. The FERC's proposed restrictions upon relations between jurisdictional companies and marketing affiliates, as described above, may also inhibit access to energy transmission and distribution assets controlled by us.

     The FERC has issued power transmission regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, some companies have failed to provide fair and equal access to their transmission systems or have not provided sufficient transmission capacity to enable other companies to transmit electric power. We cannot predict whether and to what extent the industry will comply with these initiatives, or whether the regulations will fully accomplish their objectives. In addition, other companies' ability to access and compete for our existing "native-load" transmission customers may negatively affect our business leading to declining prices for transmission services as a result of this competition.

     In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have in the past been authorized to impose, and may continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other market operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

     IN THE FUTURE, WE MAY NOT BE ABLE TO SECURE LONG-TERM PURCHASE AGREEMENTS FOR OUR POWER GENERATION FACILITIES OR OUR EXISTING POWER PURCHASE AGREEMENTS MAY NOT BE ENFORCEABLE, EITHER OF WHICH WOULD SUBJECT OUR SALES TO INCREASED VOLATILITY.

     Historically, power from merchant generation facilities has been sold under long-term power purchase agreements pursuant to which all energy and capacity was generally sold to a single party at fixed prices. Because of changes in the industry, the percentage of facilities with these types of long-term power purchase agreements has decreased, and it is likely that most of our facilities will operate without these agreements. Without the benefit of long-term power purchase agreements, we cannot assure you that we will be able to sell the power generated by our facilities or that our facilities will be able to operate profitably.

     Recently, some entities have brought litigation or regulatory proceedings aimed at forcing the renegotiation or termination of power purchase agreements requiring payments to owners of generating facilities that are qualifying facilities under PURPA. Many qualifying facilities sell their electric output to utilities and other entities pursuant to long-term contracts at prices that are based upon the incremental cost that, at the time of contracting, it was estimated that it would cost the utility or entity to generate or purchase the power from another source. In some cases, these prices are now substantially in excess of market prices. In addition, in the future, utilities and other entities, with the approval of federal or state regulatory authorities, could seek to abrogate their existing power purchase agreements with qualifying facilities or with other power generators. Some of our power purchase agreements for power generated from our independent power projects and generation assets could be subject to similar efforts by the entities who contract to purchase power from our facilities. If those efforts were to be successful, our sales could decrease or be subject to increased volatility.

     THE DIFFERENT REGIONAL POWER MARKETS IN WHICH WE COMPETE OR WILL COMPETE IN THE FUTURE HAVE CHANGING REGULATORY STRUCTURES, WHICH COULD AFFECT OUR GROWTH AND PERFORMANCE IN THESE REGIONS.

     Our wholesale power and franchised electric results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Because it remains unclear which companies will be participating in the various regional power markets, or how and when regional transmission organizations, or RTOs, will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

     THE RATE FREEZE AFFECTING OUR NORTH CAROLINA UTILITY WILL LIMIT OUR ABILITY TO PASS ON TO OUR CUSTOMERS OUR COST OF PRODUCING ELECTRICITY.

     In 2002, the State of North Carolina passed clean air legislation that freezes electric utility rates until 2007, subject to certain conditions, in order for North Carolina electric utilities, including us, to make significant reductions in emissions of sulfur dioxide and nitrogen oxides from the state's coal-fired power plants over the next ten years. We estimate the cost of achieving the proposed emission reductions to be approximately $1.5 billion. While we expect to recover 70% of the total estimated costs of plant improvements through the five-year rate freeze period, there is no guarantee that we will recover such amount. As a result of the rate freeze, we will be limited in the amount of revenue our North Carolina utility generates in relation to operational costs and the amount of recovery for our costs of emission reductions. In addition, as the NCUC will determine how any remaining costs will be recovered after the rate freeze period, the manner of such recovery is unclear at this time.

 GAS

     OUR GAS TRANSMISSION AND STORAGE OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATIONS AND RATE PROCEEDINGS THAT COULD HAVE AN ADVERSE IMPACT ON OUR ABILITY TO RECOVER THE COSTS OF OPERATING OUR PIPELINE FACILITIES.

     Our U.S. interstate gas transmission and storage operations are subject to the FERC's regulatory authority, which extends to:

     - transportation of natural gas;

     - rates and charges;

     - construction;

     - acquisition, extension or abandonment of services or facilities;

     - accounts and records;

     - depreciation and amortization policies; and

     - operating terms and conditions of service.

     The FERC has taken certain actions to strengthen market forces in the natural gas pipeline industry which has led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a supplier or switch suppliers based on the short-term price of gas and the cost of transportation.

     Given the extent of the FERC's regulatory power, we cannot give any assurance regarding the likely regulations under which we will operate our natural gas transmission and storage business in the future or the effect of regulation on our financial position and results of operations. In addition, the FERC has proposed to broaden its regulations on jurisdictional companies to limit communications between a jurisdictional company and all our affiliates engaged in energy activities. If adopted as proposed, the rule could adversely affect our ability to manage our energy activities.

     Certain of our interstate gas transmission operations from time to time have in effect rate settlements approved by FERC which prevent those companies or third parties from modifying rates, except for certain allowed adjustments. These settlements do not preclude the FERC from taking action on its own to modify the rates. Upon expiration of the settlements, the companies or third parties may institute actions at the FERC to modify the companies' rates. It is not possible to determine at this time whether any such actions would be instituted or what the outcome would be but such proceedings could result in rate adjustments.

     Recent decisions could result in the imposition of regulatory operating terms and conditions of service on our interstate gas transmission operations that limit our management discretion and could also increase operational risks. In September 2002, a FERC administrative law judge ruled that El Paso Gas Transmission Company, an interstate natural gas pipeline company, was in violation of the Natural Gas Act for not delivering sufficient gas to its California markets during 2000 and 2001 because it had operated its interstate gas pipeline system at less than the maximum allowable pressure for which the system is rated, engaged in inappropriate system maintenance and delivered gas to other markets. If this ruling stands after review by the FERC, it could be interpreted to increase the delivery obligations and reduce the operational discretion of interstate gas pipelines, including those we operate, and, as a result, increase operational, contractual and litigation risks for our natural gas pipelines.

     POSSIBLE CHANGES AND DEVELOPMENTS IN THE CANADIAN REGULATORY ENVIRONMENT COULD RESULT IN A NEGATIVE IMPACT ON WESTCOAST ENERGY'S BUSINESS AND OPERATIONS.

     The majority of our Canadian natural gas assets are subject to various degrees of federal or provincial regulation. Changes in such regulation may impact our capacity to conduct this business effectively and sustain or increase profitability. Furthermore, as the regulatory environment within which Westcoast Energy conducts its business and operates its facilities continues to evolve from a traditional cost recovery model to a more competitive, market-based approach, there is increasing competition among pipeline companies. We cannot predict the timing or scope of these changes and developments in the regulatory environment or the impact they may ultimately have on Westcoast Energy's business and operations.

     Aboriginal groups have claimed aboriginal and treaty rights over a substantial portion of the lands on which our facilities in British Columbia and Alberta and the gas supply areas served by those facilities are located. The existence of these claims, which range from the assertion of rights of limited use up to aboriginal title, has given rise to some uncertainty regarding access to public lands for future development purposes.

RISKS RELATED TO OUR BUSINESS GENERALLY AND OUR INDUSTRY

 FINANCING AND LIQUIDITY RISKS

     OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO SUCCESSFULLY ACCESS CAPITAL MARKETS. OUR INABILITY TO ACCESS CAPITAL MAY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN OR PURSUE IMPROVEMENTS.

     We rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are not able to access capital at competitive rates, our ability to implement our strategy will be adversely affected. Certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

     - further economic downturns;

     - the bankruptcy of an unrelated energy company;

     - capital market conditions generally;

     - market prices for electricity and gas;

     - terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or

     - the overall health of the utility industry.

     Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

     INCREASES IN OUR LEVERAGE COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION, BUSINESS PLANNING AND FLEXIBILITY, FINANCIAL CONDITION, ABILITY TO SERVICE OUR DEBT OBLIGATIONS AND TO PAY DIVIDENDS ON OUR COMMON STOCK, AND ABILITY TO ACCESS CAPITAL ON FAVORABLE TERMS.

     Our cash requirements arise primarily from the capital intensive nature of our electric utilities, as well as the expansion of our diversified businesses. In addition to operating cash flows, we rely heavily on our commercial paper and long-term debt. Our credit lines impose various limitations that could impact our liquidity and result in a material adverse impact on our business strategy and our ongoing financing needs. Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

     - increasing the cost of future debt financing;

     - prohibiting the payment of dividends on our common stock or adversely impacting our ability to pay such dividends at the current rate;

     - making it more difficult for us to satisfy our existing financial obligations;

     - limiting our ability to obtain additional financing, if we need it, for working capital, acquisitions, debt service requirements or other purposes;

     - increasing our vulnerability to adverse economic and industry conditions;

     - requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

     A DOWNGRADE IN OUR CREDIT RATING COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE OUR POWER AND GAS TRADING BUSINESSES.

     Standard & Poor's, Moody's and Fitch rate our senior, unsecured debt at A-, A3 and A- respectively. Our Standard & Poor's and Fitch ratings are both on negative outlook and our Moody's rating is on review for potential downgrade. If Standard & Poor's, Moody's or Fitch were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources would likely decrease. Further, if our short-term rating were to fall, it may significantly limit our access to the commercial paper market.

     In addition, many of our subsidiaries access debt and other capital from various sources and carry their own credit ratings. Any downgrade or other event negatively affecting the credit ratings of these subsidiaries could make their costs of borrowing higher or access to funding sources more limited, which in turn could increase the need of Duke Energy to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing the liquidity and borrowing availability of the consolidated group.

     Our ratings may be dependent on, among other things, our earnings outlook for future periods and the success of our business plan. If, as a result of market conditions or other factors affecting our business, we are unable to achieve our earnings outlook or we lower our earnings outlook, our ratings could be adversely affected. The failure to meet the goals set forth in our business plan from time to time, such as our inability to successfully execute a significant portion of planned asset divestitures, could cause our ratings to be lowered.

     Our power and gas trading businesses rely on our investment grade ratings. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our ratings were to decline below investment grade, our ability to profitably operate our power and gas trading businesses would be diminished because we would likely have to deposit additional collateral of cash or cash related instruments which would reduce our liquidity and profitability.

     POOR INVESTMENT PERFORMANCE OF PENSION PLAN EQUITY HOLDINGS AND OTHER FACTORS IMPACTING PENSION PLAN COSTS COULD UNFAVORABLY IMPACT OUR LIQUIDITY AND RESULTS OF OPERATIONS.

     Our costs of providing non-contributory defined benefit pension plans are dependent upon a number of factors, such as the rates of return on plan assets, discount rates, the level of interest rates used to measure the required minimum funding levels of the plans, future government regulation and our required or voluntary contributions made to the plans. The market value of Duke Energy's defined benefit pension plan assets has been affected by declines in the equity markets since the third quarter of 2000. As a result, at September 30, 2002, our pension plan obligation exceeded the value of plan assets by $439 million. Without a substantial recovery in the equity markets over time to increase the value of our plan assets and depending upon the other factors impacting our costs as listed above, we could be required to fund our plans with significant amounts of cash. Such cash funding obligations could have a material impact on our liquidity by reducing our cash flows and negatively effect our results of operations.

  ENVIRONMENTAL REGULATION AND LIABILITY

     OUR BUSINESS WILL BE SUBJECT TO ENVIRONMENTAL LEGISLATION IN ALL JURISDICTIONS IN WHICH IT OPERATES AND ANY CHANGES IN SUCH LEGISLATION COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Our operations are subject to extensive environmental regulation pursuant to a variety of U.S., Canadian, and other federal, provincial, state and municipal laws and regulations. Such environmental legislation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.

     Existing environmental regulations could also be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. The federal government and several states recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. In addition, certain countries in which we operate, including Canada, may move forward on the process of adopting the greenhouse gas emissions principles of the Kyoto Accords. With the trend toward stricter standards, greater regulation, more extensive permit requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future.

     Compliance with environmental legislation can require significant expenditures, including expenditures for clean up costs and damages arising out of contaminated properties, and failure to comply with environmental legislation may result in the imposition of fines and penalties. The steps we take to bring our facilities into compliance could be prohibitively expensive, and we may be required to shut down or alter the operation of our facilities, which may cause us to incur losses. Further, our regulatory rate structure and our contracts with clients may not necessarily allow us to recover capital costs we incur to comply with new environmental regulations such as the rate freeze being imposed by the NCUC. Also, we may not be able to obtain or maintain from time to time all required environmental regulatory approvals for certain development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we may be subject to penalties and fines imposed against us by regulatory authorities. Although it is not expected that the costs of complying with current environmental legislation will have a material adverse effect on our financial condition or results of operations, no assurance can be made that the costs of complying with environmental legislation in the future will not have such an effect.

     WE COULD INCUR MATERIAL LOSSES IF WE ARE HELD LIABLE FOR THE ENVIRONMENTAL CONDITION OF ANY OF OUR ASSETS.

     We are generally responsible for all on-site liabilities associated with the environmental condition of our power generation facilities and natural gas assets which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In addition, in connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses.

 ACCOUNTING POLICY RISKS

     POTENTIAL CHANGES IN ACCOUNTING PRACTICES FOR THE ENERGY INDUSTRY MAY CAUSE US TO REVISE OUR FINANCIAL DISCLOSURE IN THE FUTURE, WHICH MAY CHANGE THE WAY ANALYSTS MEASURE OUR BUSINESS OR FINANCIAL PERFORMANCE.

     Recently discovered accounting irregularities in various industries have forced regulators and legislators to take a renewed look at accounting practices, financial disclosures, companies' relationships with their independent auditors and retirement plan practices. It is still unclear how some proposed laws and regulations will develop and what new laws and regulations will be promulgated. As a result, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically. In addition, new accounting standards could be enacted by the Financial Accounting Standards Board, or FASB, the Emerging Issues Task Force, or EITF, or the SEC which could impact the way we are required to record revenues, assets and liabilities. These and other future changes in accounting standards could lead to negative impacts on reported earnings or increases in liabilities which in turn could affect our reported results of operations.

 OPERATIONAL RISKS

     OUR INVESTMENTS AND PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MAY DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.

     We currently own and may acquire and/or dispose of material energy-related investments and projects outside the United States. The economic and political conditions in certain countries where we have interests or in which we may explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

     Operations in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain conditions under which we develop or acquire projects, or make investments, economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. While we believe we have hedges and contracts in place to mitigate our most significant short-term foreign currency exchange risks, our hedges may not be sufficient or we may have some exposures that are not hedged which could result in losses or volatility in our revenues.

     THE LONG-TERM FINANCIAL CONDITION OF OUR U.S. AND CANADIAN NATURAL GAS TRANSMISSION BUSINESSES ARE DEPENDENT ON THE CONTINUED AVAILABILITY OF NATURAL GAS RESERVES.

     The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities and permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of our pipeline systems.

     GATHERING, PROCESSING AND TRANSPORTING ACTIVITIES INVOLVE NUMEROUS RISKS THAT MAY RESULT IN ACCIDENTS AND OTHER OPERATING RISKS AND COSTS.

     There are inherent in our gas gathering, processing and transporting properties a variety of hazards and operating risks, such as leaks, explosions and mechanical problems, that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks.

     WE ARE SUBJECT TO THE RISKS OF NUCLEAR GENERATION.

     Our three nuclear stations, Oconee, Catawba and McGuire, subject us to the risks of nuclear generation, which include:

     - the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

     - limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

     - uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

     The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the Nuclear Regulatory Commission has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the Nuclear Regulatory Commission could necessitate substantial capital expenditures at our nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident, if an incident did occur, it could have a material adverse effect on our results of operations or financial condition. Furthermore, the non-compliance of other nuclear facilities operators with applicable regulations or the occurrence of a serious nuclear incident at other facilities could result in increased regulation of the industry as a whole, which could then increase our compliance costs and impact the results of operations of our facilities.

     POTENTIAL TERRORIST ACTIVITIES OR MILITARY OR OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The continued threat of terrorism and the impact of retaliatory military and other action by the United States and its allies may lead to increased political, economic and financial market instability and volatility in prices for natural gas which could affect the market for our gas operations. In addition, future acts of terrorism could be directed against companies operating in the United States. In particular, nuclear generation facilities such as our nuclear plants could be potential targets of terrorist activities. The potential for terrorism has subjected our operations to increased risks and could have a material adverse effect on our business. In particular, we may experience increased capital or operating costs to implement increased security for our plants, including our nuclear power plants under the Nuclear Regulatory Commission's design basis threat requirements, such as additional physical plant security and additional security personnel.

     The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (unaudited)

                                                                               NINE MONTHS
                                              YEAR ENDED DECEMBER 31,             ENDED
                                        -----------------------------------   SEPTEMBER 30,
                                        1997(1)   1998   1999   2000   2001        2002
                                        -------   ----   ----   ----   ----   --------------
Ratio of Earnings to Fixed Charges....    4.0     4.5    2.7    3.6    3.8         2.3

     For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions, the interest component of rentals and preference security dividends of consolidated subsidiaries.
---------------

(1) Data reflects accounting for the stock-for-stock merger of Duke Energy and PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the data gives effect to the merger as if it had occurred as of January 1, 1997.

                                USE OF PROCEEDS

     Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy intends to use the net proceeds from the sale of any offered securities:

     o to redeem or purchase from time to time presently outstanding securities when it anticipates those transactions will result in an overall cost savings;

     o to repay maturing securities;

     o to finance its ongoing construction program; or

     o for general corporate purposes.

     The proceeds from the sale of Preferred Securities by a Trust will be invested in Junior Subordinated Notes issued by Duke Energy. Except as Duke Energy may otherwise describe in the applicable prospectus supplement, Duke Energy expects to use the net proceeds from the sale of such Junior Subordinated Notes to the applicable Trust for the above purposes.

                                   THE TRUSTS

     Duke Energy formed each Trust as a statutory business trust under Delaware law. Each Trust's business is defined in a trust agreement executed by Duke Energy, as depositor, and Chase Manhattan Bank USA, National Association (formerly known as Chase Manhattan Bank Delaware). Each trust agreement will be amended when Preferred Securities are issued under it and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part. An amended trust agreement is called a "Trust Agreement" in this prospectus.

     The Preferred Securities and the Common Securities of each Trust represent undivided beneficial interests in the assets of that Trust. The Preferred Securities and the Common Securities together are sometimes called the "Trust Securities" in this prospectus.

     The trustees of each Trust will conduct that Trust's business and affairs. Duke Energy, as the holder of the Common Securities of each Trust, will appoint the trustees of that Trust. The trustees of each Trust will consist of:

     o two officers of Duke Energy as Administrative Trustees;

     o JPMorgan Chase Bank as Property Trustee; and

     o Chase Manhattan Bank USA, National Association as Delaware Trustee.

     The prospectus supplement relating to the Preferred Securities of a Trust will provide further information concerning that Trust.

     No separate financial statements of any Trust are included in this prospectus. Duke Energy considers that such statements would not be material to holders of the Preferred Securities because no Trust has any independent operations and the sole purpose of each Trust is investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes. Duke Energy does not expect that any of the Trusts will be filing annual, quarterly or special reports with the SEC.

     The principal place of business of each Trust will be c/o Duke Energy Corporation, 526 South Church Street, Charlotte, North Carolina 28202, telephone
(704) 594-6200.

Accounting Treatment

     Each Trust will be treated as a subsidiary of Duke Energy for financial reporting purposes. Accordingly, Duke Energy's consolidated financial statements will include the accounts of each Trust. The Preferred Securities, along with other trust preferred securities that Duke Energy guarantees on an equivalent basis, will be presented as a separate line item in Duke Energy's consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy Corporation or Subsidiaries." Duke Energy will record distributions that each Trust pays on the Preferred Securities as an expense in its consolidated statement of income.

                        DESCRIPTION OF THE SENIOR NOTES

     Duke Energy will issue the Senior Notes in one or more series under its Senior Indenture dated as of September 1, 1998 between Duke Energy and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, as supplemented from time to time. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Duke Energy's other unsecured and unsubordinated indebtedness. The First and Refunding Mortgage Bonds are effectively senior to the Senior Notes to the extent of the value of the properties securing them. As of September 30, 2002, there were approximately $790,000,000 in aggregate principal amount of First and Refunding Mortgage Bonds outstanding.

     Duke Energy conducts its non-electric operations, and certain of its electric operations outside its service area in the Carolinas, through subsidiaries. Accordingly, its ability to meet its obligations under the Senior Notes is partly dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain of Duke Energy's subsidiaries have incurred substantial amounts of debt in the expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

     The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

General

     The Senior Indenture does not limit the amount of Senior Notes that Duke Energy may issue under it. Duke Energy may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. The form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

     The Senior Indenture does not protect the holders of Senior Notes if Duke Energy engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

     The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms may include some or all of the following:

     o the title of the series;

     o the total principal amount of the Senior Notes of the series;

     o the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

     o the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

     o any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

     o whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

     o the place or places where payments will be made;

     o whether Duke Energy has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

     o any obligation that Duke Energy has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

     o whether the provisions described under "Defeasance and Covenant Defeasance" will not apply to the Senior Notes;

     o the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

     o if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

     o the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

     o whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

     o any changes in the events of default or covenants with respect to the Senior Notes;

     o any index or formula used for determining principal, premium or interest;

     o if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

     o the date or dates after which holder may convert the Senior Notes into shares of Duke Energy common stock and the terms for that conversion;

     o the date or dates upon which the Senior Notes will be mandatorily converted into shares of Duke Energy common stock and the terms for that conversion;

     o the terms for the attachment to Senior Notes of rights to purchase or sell common stock or other securities of Duke Energy; and

     o any other terms.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at JPMorgan Chase Bank, Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, New York 10004 or at any other office or agency maintained by Duke Energy for such purpose.

     The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement.

     Duke Energy may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

Global Securities

     Duke Energy may issue some or all of the Senior Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. Duke Energy will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

     As long as the securities depositary or its nominee is the registered holder of a global security representing Senior Notes, that person will be considered the sole owner and holder of the global security and the Senior Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

     o may not have the global security or any Senior Notes it represents registered in their names;

     o may not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the global security; and

     o will not be considered the owners or holders of the global security or any Senior Notes it represents for any purposes under the Senior Notes or the Senior Indenture.

     Duke Energy will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Senior Notes is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

     o the securities depositary, with respect to participants' interests; and

     o any participant, with respect to interests the participant holds on behalf of other persons.

     Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Senior Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

     o Duke Energy;

     o the Senior Indenture Trustee; or

     o an agent of either of them.

Redemption

     Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem Senior Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Senior Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the Senior Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those Senior Notes.

     Duke Energy will not be required to:

     o issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption; or

     o register the transfer of or exchange any Senior Note of that series selected for redemption except the unredeemed portion of a Senior Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

     The Senior Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Senior Indenture and the Senior Notes issued under it, and Duke Energy must deliver to the Senior Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Senior Indenture, and Duke Energy will be relieved of its obligations under the Senior Indenture and the Senior Notes.

Modification; Waiver

     Duke Energy may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

     o change the maturity date of the principal or any installment of principal or interest on that Senior Note;

     o reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

     o reduce the amount of principal due and payable upon acceleration of maturity;

     o change the currency of payment of principal, premium or interest on that Senior Note;

     o impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

     o reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

     o with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

     The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under "Negative Pledge." The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

Events of Default

     The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Duke Energy states otherwise in the applicable prospectus supplement:

     o failure to pay principal of or any premium on any Senior Note of that series when due;

     o failure to pay when due any interest on any Senior Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

     o failure to make any sinking fund payment when required for any Senior Note of that series that continues for 60 days;

     o failure to perform any covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Duke Energy written notice of the default; and

     o certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Senior Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the Senior Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action.

     Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

     If an event of default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

     o Duke Energy has paid or deposited with the Senior Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Senior Indenture Trustee; and

     o all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

     The Senior Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the Senior Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or the exercise of any power of the Senior Indenture Trustee with respect to those Senior Notes. The Senior Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Senior Indenture Trustee in good faith considers it in the interest of the holders to do so.

     The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

     Duke Energy is required to furnish each year to the Senior Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

     The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Duke Energy's option:

     o by wire transfer to an account at a banking institution in the United States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

     o by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, the Senior Indenture Trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the Senior Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

     Any money that Duke Energy has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Negative Pledge

     While any of the Senior Notes remain outstanding, Duke Energy will not create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any of its property, whether owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Duke Energy, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

     The foregoing restriction does not apply with respect to, among other things:

     o purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Duke Energy acquired after the date of the Senior Indenture;

     o mortgages, liens, pledges, security interests or other encumbrances existing on any property at the time Duke Energy acquired it, including those which exist on any property of an entity with which Duke Energy is consolidated or merged or which transfers or leases all or substantially all of its properties to Duke Energy;

     o mortgages, liens, pledges, security interests or other encumbrances upon any property of Duke Energy that existed on the date of the initial issuance of the Senior Notes;

     o pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Energy is a party;

     o liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

     o liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

     o liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

     o liens securing industrial revenue or pollution control bonds;

     o liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Energy;

     o liens created in connection with, and created to secure, a non-recourse obligation;

     o Bonds issued or to be issued from time to time under Duke Energy's First and Refunding Mortgage, and the "permitted liens" specified in Duke Energy's First and Refunding Mortgage;

     o indebtedness which Duke Energy may issue in connection with its consolidation or merger with or into any other entity, which may be its affiliate, in exchange for or otherwise in substitution for secured indebtedness of that entity, or Third Party Debt, which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

     o indebtedness of any entity which Duke Energy is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Duke Energy is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

     o mortgages, liens, pledges, security interests or other encumbrances upon any property that Duke Energy acquired, constructed, developed or improved after the date of the Senior Indenture which are created before, at the time of, or within 18 months after such acquisition -- or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later -- to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Duke Energy owns other than real property that is unimproved up to that time; and

     o the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Duke Energy may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Duke Energy equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Duke Energy that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Duke Energy's common stockholders' equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

Defeasance and Covenant Defeasance

     The Senior Indenture provides that Duke Energy may be:

     o discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a "defeasance" in this prospectus; and

     o released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under "Negative Pledge," as described in the Senior Indenture, such a release being called a "covenant defeasance" in this prospectus.

Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

     Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

     Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Senior Indenture Trustee

     JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the Senior Indenture Trustee and is also the trustee under Duke Energy's Subordinated Indenture and the trustee under Duke Energy's First and Refunding Mortgage. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

     The Senior Indenture Trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Senior Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Duke Energy will issue the Junior Subordinated Notes in one or more series under its Subordinated Indenture dated as of December 1, 1997 between Duke Energy and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, as supplemented from time to time. The Subordinated Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Junior Subordinated Notes are unsecured obligations of Duke Energy and are junior in right of payment to "Senior Indebtedness" of Duke Energy. You will find a description of the subordination provisions of the Junior Subordinated Notes, including a description of Senior Indebtedness of Duke Energy, under "Subordination."

     Duke Energy conducts its non-electric operations, and certain of its electric operations outside its service area in the Carolinas, through subsidiaries. Accordingly, its ability to meet its obligations under the Junior Subordinated Notes is partly dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain of Duke Energy's subsidiaries have incurred substantial amounts of debt in the expansion of their businesses and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

     The following description of the Junior Subordinated Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Subordinated Indenture.

General

     The Subordinated Indenture does not limit the amount of Subordinated Notes, including Junior Subordinated Notes, that Duke Energy may issue under it. Duke Energy may issue Subordinated Notes,

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

including Junior Subordinated Notes, from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. Two forms of supplemental indenture to the Subordinated Indenture (one with respect to Junior Subordinated Notes initially issued to a Trust and the other with respect to Junior Subordinated Notes initially issued to the public) are exhibits to the registration statement, of which this prospectus is a part.

     The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

     The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if Duke Energy engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

     The prospectus supplement for a particular series of Junior Subordinated Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Junior Subordinated Notes to be offered will be issued. Those terms may include some or all of the following:

     o the title of the series;

     o the total principal amount of the Junior Subordinated Notes of the series;

     o the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

     o the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

     o any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

     o whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

     o the place or places where payments will be made;

     o whether Duke Energy has the option to redeem the Junior Subordinated Notes and, if so, the terms of its redemption option;

     o any obligation that Duke Energy has to redeem the Junior Subordinated Notes through a sinking fund or to purchase the Junior Subordinated Notes through a purchase fund or at the option of the holder;

     o whether the provisions described under "Defeasance and Covenant Defeasance" will not apply to the Junior Subordinated Notes;

     o the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

     o if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the Junior Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

     o the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

     o whether the Junior Subordinated Notes will be issuable as global securities and, if so, the securities depositary;

     o any changes in the events of default or covenants with respect to the Junior Subordinated Notes;

     o any index or formula used for determining principal, premium or interest;

     o if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

     o the subordination of the Junior Subordinated Notes to any other of Duke Energy's indebtedness, including other series of Subordinated Notes;

     o the date or dates after which holder may convert the Junior Subordinated Notes into shares of Duke Energy common stock and the terms for that conversion;

     o the date or dates upon which the Junior Subordinated Notes will be mandatorily converted into shares of Duke Energy common stock and the terms for that conversion;

     o the terms for the attachment to Junior Subordinated Notes of rights to purchase or sell common stock or other securities of Duke Energy; and

     o any other terms.

     The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Preferred Securities of that Trust.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Junior Subordinated Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities, transfers and exchanges of the Junior Subordinated Notes may be made at JPMorgan Chase Bank, Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, New York 10004 or at any other office maintained by Duke Energy for such purpose.

     The Junior Subordinated Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement.

     Duke Energy may offer and sell the Junior Subordinated Notes, including original issue discount Junior Subordinated Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Junior Subordinated Notes that are denominated in a currency other than U.S. dollars.

Global Securities

     Duke Energy may issue some or all of the Junior Subordinated Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Energy will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

     As long as the securities depositary or its nominee is the registered holder of a global security representing Junior Subordinated Notes, that person will be considered the sole owner and holder of the global security and the Junior Subordinated Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

     o may not have the global security or any Junior Subordinated Notes it represents registered in their names;

     o may not receive or be entitled to receive physical delivery of certificated Junior Subordinated Notes in exchange for the global security; and

     o will not be considered the owners or holders of the global security or any Junior Subordinated Notes it represents for any purposes under the Junior Subordinated Notes or the Subordinated Indenture.

     Duke Energy will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Junior Subordinated Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Junior Subordinated Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

     o the securities depositary, with respect to participants' interests; and

     o any participant, with respect to interests the participant holds on behalf of other persons.

     Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Junior Subordinated Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

     o Duke Energy;

     o the Subordinated Indenture Trustee;

     o the Trust (if the Junior Subordinated Notes are issued to a Trust); or

     o any agent of any of them.

Redemption

     Provisions relating to the redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem Junior Subordinated Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption.

     Duke Energy will not be required to:

     o issue, register the transfer of, or exchange any Junior Subordinated Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Junior Subordinated Notes of that series that have been selected for redemption; or

     o register the transfer of or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

     The Subordinated Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Subordinated Indenture and the Subordinated Notes, including the Junior Subordinated Notes, and Duke Energy must deliver to the Subordinated Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Subordinated Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Subordinated Indenture, and Duke Energy will be relieved of its obligations under the Subordinated Indenture and any Subordinated Notes, including the Junior Subordinated Notes.

Modification; Waiver

     Duke Energy may modify the Subordinated Indenture with the consent of the holders of a majority in principal amount of the outstanding Subordinated Notes of all series that are affected by the modification, voting as one class. The consent of the holder of each outstanding Subordinated Note affected is, however, required to:

     o change the maturity date of the principal or any installment of principal or interest on that Subordinated Note;

     o reduce the principal amount, the interest rate or any premium payable upon redemption on that Subordinated Note;

     o reduce the amount of principal due and payable upon acceleration of maturity;

     o change the currency of payment of principal, premium or interest on that Subordinated Note;

     o impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

     o reduce the percentage in principal amount of Subordinated Notes of any series required to modify the Subordinated Indenture, waive compliance with certain restrictive provisions of the Subordinated Indenture or waive certain defaults; or

     o with certain exceptions, modify the provisions of the Subordinated Indenture governing modifications of the Subordinated Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Subordinated Indenture for certain other purposes, without the consent of any holders of Subordinated Notes, including Junior Subordinated Notes.

     The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Subordinated Indenture. The holders of a majority in principal amount of the outstanding Subordinated Notes of all series under the Subordinated Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Subordinated Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Subordinated Note of the series affected.

     Duke Energy may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

Events of Default

     The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Notes, unless Duke Energy states otherwise in the applicable prospectus supplement:

     o failure to pay principal of or any premium on any Junior Subordinated Note of that series when due;

     o failure to pay when due any interest on any Junior Subordinated Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

     o failure to make any sinking fund payment when required for any Junior Subordinated Note of that series that continues for 60 days;

     o failure to perform any covenant in the Subordinated Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series give Duke Energy written notice of the default; and

     o certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

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

In the case of the fourth event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action.

     Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

     If an event of default with respect to Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes of that series may declare the principal amount of all Junior Subordinated Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

     o Duke Energy has paid or deposited with the Subordinated Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Subordinated Indenture Trustee; and

     o all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

     In the case of Junior Subordinated Notes issued to a Trust, a holder of Preferred Securities may institute a legal proceeding directly against Duke Energy, without first instituting a legal proceeding against the Property Trustee of the Trust by which those Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Notes of the related series on or after the due dates specified in those Junior Subordinated Notes.

     The Subordinated Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Junior Subordinated Notes unless those holders have offered the Subordinated Indenture Trustee security or indemnity against the costs, expenses and liabilities that it might incur as a result. The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or the exercise of any power of the Subordinated Indenture Trustee with respect to those Junior Subordinated Notes. The Subordinated Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Subordinated Indenture Trustee in good faith considers it in the interest of the holders to do so.

     The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments.

     Duke Energy is required to furnish each year to the Subordinated Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Subordinated Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

     The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. The paying agent will pay interest on Junior Subordinated Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Junior Subordinated Notes that are not in global form at its office or, at Duke Energy's option:

     o by wire transfer to an account at a banking institution in the United States that is designated in writing to the Subordinated Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

     o by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, the Subordinated Indenture Trustee will act as paying agent for that series of Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

     Any money that Duke Energy has paid to a paying agent for principal or interest on any Junior Subordinated Notes that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Defeasance and Covenant Defeasance

     The Subordinated Indenture provides that Duke Energy may be:

     o discharged from its obligations, with certain limited exceptions, with respect to any series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a discharge being called a "defeasance" in this prospectus; and

     o released from its obligations under certain restrictive covenants especially established with respect to a series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a release being called a "covenant defeasance" in this prospectus.

     Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Junior Subordinated Notes on the maturity dates of those payments or upon redemption. Following a defeasance, payment of the Junior Subordinated Notes defeased may not be accelerated because of an event of default under the Subordinated Indenture.

     Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Junior Subordinated Notes in which holders of those Junior Subordinated Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Junior Subordinated Notes issued to a Trust will not be subject to covenant defeasance.

Subordination

     Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

     o Duke Energy makes a payment or distribution of any of its assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

     o a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

     o the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on the Senior Indebtedness, or Duke Energy will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

     "Senior Indebtedness" means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

     o all of Duke Energy's indebtedness that is evidenced by notes, debentures, bonds or other securities Duke Energy sells for money or other obligations for money borrowed;

     o all indebtedness of others of the kinds described in the preceding category which Duke Energy has assumed or guaranteed or which Duke Energy has in effect guaranteed through an agreement to purchase, contingent or otherwise; and

     o all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

     Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Notes. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

     Future series of Subordinated Notes that are not Junior Subordinated Notes may rank senior to outstanding series of Junior Subordinated Notes and would constitute Senior Indebtedness with respect to those series.

     The Subordinated Indenture does not limit the amount of Senior Indebtedness that Duke Energy may issue. As of September 30, 2002, Duke Energy's Senior Indebtedness totaled approximately $4,466,000,000.

Concerning the Subordinated Indenture Trustee

     JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the Subordinated Indenture Trustee and is also the Senior Indenture Trustee and the trustee under Duke Energy's First and Refunding Mortgage. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

     The Subordinated Indenture Trustee will perform only those duties that are specifically set forth in the Subordinated Indenture unless an event of default under the Subordinated Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Subordinated Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

             DESCRIPTION OF THE FIRST AND REFUNDING MORTGAGE BONDS

     Duke Energy will issue the First and Refunding Mortgage Bonds in one or more series under its First and Refunding Mortgage, dated as of December 1, 1927, to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, as supplemented and amended. The First and Refunding Mortgage is sometimes called the "Mortgage" and the First and Refunding Mortgage Bonds are sometimes called the

"Bonds" in this prospectus. The trustee under the Mortgage is sometimes called the "Bond Trustee" in this prospectus. The Mortgage is an exhibit to the registration statement, of which this prospectus is a part.

     The following description of the Bonds is only a summary and is not intended to be comprehensive. For additional information you should refer to the Mortgage.

General

     The amount of Bonds that Duke Energy may issue under the Mortgage is unlimited. Duke Energy's Board of Directors will determine the terms of each series of Bonds, including denominations, maturity, interest rate and payment terms and whether the series will have redemption or sinking fund provisions or will be convertible into shares of common stock or other securities of Duke Energy. The Bonds may also be issued as part of the medium term note series established under the Mortgage.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Bonds only in fully registered form without coupons and there will be no service charge for any transfers and exchanges of the Bonds. Duke Energy may, however, require payment to cover any stamp tax or other governmental charge payable in connection with any transfer or exchange. Transfers and exchanges of the Bonds may be made at JPMorgan Chase Bank, Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, New York 10004 or at any other office maintained by Duke Energy for such purpose.

     The Bonds will be issuable in denominations of $1,000 and multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. The Bonds will be exchangeable for an equivalent principal amount of Bonds of other authorized denominations of the same series.

     The prospectus supplement for a particular series of Bonds will describe the maturity, interest rate and payment terms of those Bonds and any relevant redemption or sinking fund provisions.

Security

     The Mortgage creates a continuing lien to secure the payment of principal and interest on the Bonds. All the Bonds are equally and ratably secured without preference, priority or distinction. The lien of the Mortgage covers substantially all of Duke Energy's properties, real, personal and mixed, and Duke Energy's franchises, including properties acquired after the date of the Mortgage, with certain exceptions. Those exceptions include cash, accounts receivable, inventories of materials and supplies, merchandise held for sale, securities that Duke Energy holds, certain after-acquired property not useful in Duke Energy's electric business, certain after-acquired franchises and certain after-acquired non-electric properties.

     The lien of the Mortgage is subject to certain permitted liens and to liens that exist upon properties that Duke Energy acquired after it entered into the Mortgage to the extent of the amounts of prior lien bonds secured by those properties (not, however, exceeding 75% of the cost or value of those properties) and additions to those properties. "Prior lien bonds" are bonds or other indebtedness that are secured at the time of acquisition by a lien upon property that Duke Energy acquires after the date of the Mortgage that becomes subject to the lien of the Mortgage.

Issuance of Additional Bonds

     If Duke Energy satisfies the conditions in the Mortgage, the Bond Trustee may authenticate and deliver additional Bonds in an aggregate principal amount not exceeding:

     o the amount of cash that Duke Energy has deposited with the Bond Trustee for that purpose;

     o the amount of previously authenticated and delivered Bonds or refundable prior lien bonds that have been or are to be retired which, with certain exceptions, Duke Energy has deposited with the Bond Trustee for that purpose; or

     o 66 2/3% of the aggregate of the net amounts of additional property (electric) certified to the Bond Trustee after February 18, 1949.

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     The Bond Trustee may not authenticate and deliver any additional Bonds under the Mortgage, other than certain types of refunding Bonds, unless Duke Energy's available net earnings for twelve consecutive calendar months within the immediately preceding fifteen calendar months have been at least twice the amount of the annual interest charges on all Bonds outstanding under the Mortgage, including the Bonds proposed to be issued, and on all outstanding prior lien bonds that the Bond Trustee does not hold under the Mortgage.

     Duke Energy may not apply to the Bond Trustee to authenticate and deliver any Bonds (1) in an aggregate principal amount exceeding $26,000,000 on the basis of additional property (electric) that Duke Energy acquired or constructed prior to January 1, 1949 or (2) on the basis of Bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949. Duke Energy may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing those prior lien bonds as refundable if the aggregate principal amount of those prior lien bonds exceeds 66 2/3% of the net amount of the additional property that is subject to the lien of such prior lien bonds.

Release Provisions

     The Mortgage permits Duke Energy to dispose of certain property and to take other actions without the Bond Trustee releasing that property. The Mortgage also permits the release of mortgaged property if Duke Energy deposits cash or other consideration equal to the value of the mortgaged property to be released. In certain events and within certain limitations, the Bond Trustee is required to pay out cash that the Bond Trustee receives -- other than for the Replacement Fund or as the basis for issuing Bonds -- upon Duke Energy's application.

     Duke Energy may withdraw cash that it deposited with the Bond Trustee as the basis for issuing Bonds in an amount equal to the principal amount of any Bonds that it is entitled to have authenticated and delivered on the basis of additional property (electric), on the basis of Bonds previously authenticated and delivered or on the basis of refundable prior lien bonds.

Replacement Fund

     The Mortgage requires Duke Energy to deposit with the Bond Trustee annually, for the Replacement Fund established under the Mortgage, the sum of the "replacement requirements" for all years beginning with 1949 and ending with the last calendar year preceding the deposit date, less certain deductions. Those deductions are (1) the aggregate original cost of all fixed property (electric) retired during that time period, not exceeding the aggregate of the gross amounts of additional property (electric) that Duke Energy acquired or constructed during the same period, and (2) the aggregate amount of cash that Duke Energy deposited with the Bond Trustee up to that time, or that Duke Energy would have been required to deposit except for permitted reductions, under the Replacement Fund.

     The "replacement requirement" for any year is 2 1/2% of the average "amount of depreciable fixed property" (electric) owned by Duke Energy at the beginning and end of that year, not exceeding, however, the amount Duke Energy is permitted to charge as an operating expense for depreciation or retirement by any governmental authority, or the amount deductible as depreciation or similar expense for federal income tax purposes. The "amount of depreciable fixed property" (electric) is the amount by which the sum of $192,913,385 plus the aggregate gross amount of all depreciable additional property (electric) that Duke Energy acquired or constructed from January 1, 1949 to the date as of which such amount is determined exceeds the original cost of all of Duke Energy's depreciable fixed property (electric) retired during that period or released from the lien of the Mortgage.

     Duke Energy may reduce the amount of cash at any time required to be deposited in the Replacement Fund and may withdraw any cash that it previously deposited that is held in the Replacement Fund:

     o in an amount equal to 150% of the principal amount of Bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, deposited with the Bond Trustee and on the basis of which Duke Energy would otherwise have been entitled to have additional Bonds authenticated and delivered; and

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     o in an amount equal to 150% of the principal amount of Bonds which Duke
       Energy would otherwise be entitled to have authenticated and delivered on the basis of additional property (electric).

     Upon Duke Energy's application, the Bond Trustee will apply cash that Duke Energy deposited in the Replacement Fund and has not previously withdrawn to the payment, purchase or redemption of Bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

     Duke Energy has never deposited any cash with the Bond Trustee for the Replacement Fund. If Duke Energy deposits any cash in the future, it has agreed not to apply that cash to the redemption of the Bonds as long as any Bonds then outstanding remain outstanding.

Amendments of the Mortgage

     Duke Energy may amend the Mortgage with the consent of the holders of 66 2/3% in principal amount of the Bonds, except that no such amendment may:

     o affect the terms of payment of principal at maturity or of interest or premium on any Bond;

     o affect the rights of Bondholders to sue to enforce any such payment at maturity; or

     o reduce the percentage of Bonds required to consent to an amendment.

     No amendment may affect the rights under the Mortgage of the holders of less than all of the series of Bonds outstanding unless the holders of 66 2/3% in principal amount of the Bonds of each series affected consent to the amendment.

     The covenants included in the supplemental indenture for any series of Bonds to be issued will be solely for the benefit of the holders of those Bonds. Duke Energy may modify any such covenant only with the consent of the holders of 66 2/3% in principal amount of those Bonds outstanding, without the consent of Bondholders of any other series.

Events of Default

     The Bond Trustee may, and at the written request of the holders of a majority in principal amount of the outstanding Bonds will, declare the principal of all outstanding Bonds due when any event of default under the Mortgage occurs. The holders of a majority in principal amount of the outstanding Bonds may, however, waive the default and rescind the declaration if Duke Energy cures the default.

     Events of default under the Mortgage include:

     o default in the payment of principal;

     o default for 60 days in the payment of interest;

     o default in the performance of any other covenant in the Mortgage continuing for 60 days after the Bond Trustee or the holders of not less than 10% in principal amount of the Bonds then outstanding give notice of the default; and

     o certain bankruptcy or insolvency events with respect to Duke Energy.

     Duke Energy provides a statement by certain of its officers each year to the Bond Trustee stating whether it has complied with the covenants of the Mortgage.

Concerning the Bond Trustee

     JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the Bond Trustee and is also the Senior Indenture Trustee and the Subordinated Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

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     The Bond Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Bonds unless those Bondholders have offered to the Bond Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the Bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Bond Trustee, or the exercise of any trust or power of the Bond Trustee. The Bond Trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

                        DESCRIPTION OF THE COMMON STOCK

     The following description of Duke Energy's Common Stock is only a summary and is not intended to be comprehensive. For additional information you should refer to the applicable provisions of the North Carolina Business Corporation Act and Duke Energy's Restated Articles of Incorporation (Articles) and By-Laws. The Articles and By-Laws are exhibits to the registration statement, of which this prospectus is a part.

General

     Duke Energy is authorized to issue up to 2,000,000,000 shares of Common Stock. At September 30, 2002, approximately 836,000,000 shares of Common Stock were outstanding. Duke Energy is also authorized to issue up to 12,500,000 shares of Preferred Stock, 10,000,000 shares of Preferred Stock A, 20,000,000 shares of Serial Preferred Stock and 1,500,000 shares of Preference Stock. At September 30, 2002, approximately 1,404,984 shares of Preferred Stock, 1,257,185 shares of Preferred Stock A and no shares of Serial Preferred Stock or Preference Stock were outstanding. The Preferred Stock, Preferred Stock A, Serial Preferred Stock and Preference Stock together are sometimes called the "Preferred Stocks."

Dividends

     Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from legally available funds but only if full dividends on all outstanding series of the Preferred Stocks for the then current and all prior dividend periods and any required sinking fund payments with respect to any outstanding series of such securities have been paid or provided for.

Voting Rights

     Subject to the rights, if any, of the holders of the Preferred Stocks that may be outstanding or as otherwise provided by law, the holders of Common Stock have exclusive voting rights, each share being entitled to one vote. Holders of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Whenever dividends on any part of any outstanding Preferred Stock or Preferred Stock A are in arrears in an amount equivalent to the total dividends required to be paid on that Preferred Stock or Preferred Stock A in any period of 12 calendar months, the holders of the Preferred Stock as a class have the exclusive right to elect a majority of the authorized number of directors and the holders of the Preferred Stock A as a class have the exclusive right to elect two directors. Those rights cease whenever Duke Energy pays all accrued and unpaid dividends in full. Whenever six quarterly dividends on any outstanding series of the Preference Stock are in arrears or any required sinking fund payments are in default, the holders of the Preference Stock as a class have the exclusive right to elect two directors. This right ceases whenever all dividends and required sinking fund obligations in default have been paid in full or provided for. In addition, the consent of the holders of specified percentages of any outstanding Preferred Stock, Preferred Stock A or Preference Stock, or some or all of the holders of such classes, is required in connection with certain increases in authorized amounts of or changes in stock senior to the Common Stock or in connection with any sale of substantially all of Duke Energy's assets or certain mergers.

     The holders of the Serial Preferred Stock will have such voting rights as a series or otherwise with respect to the election of directors or otherwise as may be fixed by the Board of Directors at the time of the creation of the series, in addition to any voting rights provided by law.

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

Rights Upon Liquidation

     The holders of Common Stock are entitled in liquidation to share ratably in the assets of Duke Energy after payment of all debts and liabilities and after required preferential payments to the holders of outstanding Preferred Stocks.

Miscellaneous

     The outstanding shares of Common Stock are, and the shares of Common Stock sold hereunder will be, upon payment for them, fully paid and nonassessable. Holders of Common Stock have no preemptive rights and no conversion rights. The Common Stock is not subject to redemption and is not entitled to the benefit of any sinking fund provisions.

     If so provided by the Board of Directors at the time of creation of any series of Serial Preferred Stock, the shares of such series may be convertible or exchangeable into shares of Common Stock or other securities of Duke Energy or of any other corporation or other entity, upon terms fixed at the time of creation of the series.

Transfer Agent and Registrar

     Duke Energy acts as transfer agent and registrar for the Common Stock.

Preference Stock Purchase Rights

     Each share of Common Stock has attached to it a Preference Stock Purchase Right. The Rights initially are represented only by the certificates for the shares of Common Stock and will not trade separately from those shares unless and until:

     o ten days after it is publicly announced that a person or group (with certain exceptions) has acquired, or has obtained the right to acquire, the beneficial ownership of 15% or more of the outstanding Common Stock (an "acquiring person"); or

     o ten business days (or a later date determined by Duke Energy's Board of Directors) after the date a person or group commences, or public announcement is made that the person or group intends to commence, a tender or exchange offer that would result in the person or group becoming an acquiring person.

If and when the Rights separate, each Right will entitle the holder to purchase 1/10,000 of a share of Duke Energy's Series A Participating Preference Stock for an exercise price that is presently $190.

     In the event that a person or group becomes an acquiring person, each Right (except for Rights beneficially owned by the acquiring person or its transferees, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Common Stock having a market value of twice the exercise price. Also, if, after ten days following the date of the announcement that a person or group has become an acquiring person:

     o Duke Energy is involved in a merger or similar form of business combination in which Duke Energy is not the surviving corporation or in which Duke Energy is the surviving corporation but the Common Stock is changed or exchanged; or

     o more than 50% of Duke Energy's assets or earning power is sold or transferred;

then each Right (except for voided Rights) will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the acquiring company having a value of twice the exercise price. If any person or group acquires from 15% to but excluding 50% of the outstanding Common Stock, Duke Energy's Board of Directors may, at its option, exchange each outstanding Right (except for those held by an acquiring person or its transferees) for one share of Common Stock or 1/10,000 of a share of Series A Participating Preference Stock.

     Duke Energy's Board of Directors may redeem the Rights for $0.01 per Right prior to ten business days after the date of the public announcement that a person or group has become an acquiring person.

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

     The Rights will not prevent a takeover of Duke Energy. However, the existence of the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Board of Directors first redeems those Rights.

Certain Anti-Takeover Matters

     Duke Energy's Articles and By-Laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. Those provisions include:

 Classified Board of Directors; Removal of Directors; Vacancies

     Duke Energy's Articles provide for a Board of Directors divided into three classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of shareholders may be required for shareholders to change a majority of the Board of Directors. Duke Energy's shareholders may remove directors only for cause. Vacancies and newly created directorships on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, and no decrease in the number of directors may shorten the term of an incumbent director. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies and newly created directorships on the Board of Directors will make it more difficult to change the composition of the Board of Directors, but will promote continuity of existing management.

 Advance Notice Requirements

     Duke Energy's By-Laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of persons for election as directors or new business to be brought before annual meetings of shareholders. These procedures provide that shareholders must give timely notice of such proposals in writing to the Secretary of Duke Energy. Generally, to be timely with respect to an annual meeting of shareholders, notice must be received at Duke Energy's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the By-Laws.

 Special Meetings of Shareholders

     Neither the Articles nor the By-Laws of Duke Energy give shareholders the right to call a special meeting of shareholders. The By-Laws provide that special meetings of shareholders may be called only by the Board of Directors or the Chairman of the Board.

 Amendment of Charter and By-Laws

     Duke Energy's Articles require the approval of not less than 80% of the voting power of all outstanding shares of Common Stock to amend provisions relating to the minimum and maximum size of the Board of Directors, the classification of the Board of Directors, the removal of directors, the filling of vacancies and newly created directorships on the Board of Directors and the requirement that a decrease in the number of directors constituting the Board of Directors may not shorten the term of any incumbent director. Duke Energy's Articles also require the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of directors, voting together as a single class, for the shareholders to adopt, amend or repeal any provisions in the By-Laws. This voting requirement also applies to any amendment or repeal of this provision or the adoption of any provision inconsistent with it. These amendment provisions will make it more difficult to dilute the anti-takeover effects of Duke Energy's Articles and By-Laws.

 Serial Preferred Stock

     Serial Preferred Stock can be, and has been, used by corporations specifically for anti-takeover purposes. For example, shares of Serial Preferred Stock can be privately placed with purchasers who support a board of directors in opposing a tender offer or other hostile takeover bid, or can be issued to dilute the stock ownership and voting power of a third party seeking a merger or other extraordinary corporate transaction. Under these and similar circumstances, the Serial Preferred Stock can serve to perpetuate incumbent management and can adversely affect shareholders who may want to participate in the tender offer or other transaction.

     Duke Energy's Board of Directors has adopted resolutions that state that the Serial Preferred Stock:

     a) not be used for the principal purpose of acting as an anti-takeover device without shareholder approval; and

     b) not be given supermajority voting rights except possibly with respect to proposed amendments to the Articles of Incorporation altering materially existing provisions of the Serial Preferred Stock or creating, or increasing the authorized amount of, any class of stock ranking, as to dividend or assets, prior to the Serial Preferred Stock.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                          AND THE STOCK PURCHASE UNITS

     Duke Energy may issue stock purchase contracts representing contracts obligating holders to purchase from Duke Energy, and Duke Energy to sell to the holders, a specified number of shares of Common Stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of Common Stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

     The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

     o Senior Notes, Junior Subordinated Notes or other debt securities of Duke Energy or one of its subsidiaries;

     o debt obligations of third parties, including U.S. Treasury securities; or

     o Preferred Securities or trust preferred securities issued by trusts, all of whose common securities are owned by Duke Energy or by subsidiaries of Duke Energy,

securing the holder's obligations to purchase the Common Stock under the stock purchase contracts.

     The stock purchase contracts may require Duke Energy to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances Duke Energy may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Trust may issue only one series of Preferred Securities. The Trust Agreement of each Trust will authorize the Administrative Trustees to issue the Preferred Securities of that Trust on behalf of that Trust. For additional information you should refer to the applicable Trust Agreement. The form of Trust Agreement is an exhibit to the registration statement, of which this prospectus is a part.

     The prospectus supplement for a particular series of Preferred Securities being offered will disclose the specific terms related to the offering, including the price or prices at which the Preferred Securities to be offered will be issued. Those terms will include some or all of the following:

     o the title of the series;

     o the number of Preferred Securities of the series;

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

     o the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

     o the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

     o the amount that will be paid out of the assets of the Trust to the holders of the Preferred Securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

     o any obligation that the Trust has to purchase or redeem the Preferred Securities, and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

     o any voting rights of the Preferred Securities that are in addition to those legally required, including any right that the holders of the Preferred Securities have to approve certain actions under or amendments to the Trust Agreement;

     o any right that the Trust has to defer distributions on the Preferred Securities in the event that Duke Energy extends the interest payment period on the related Junior Subordinated Notes; and

     o any other rights, preferences, privileges, limitations or restrictions upon the Preferred Securities of the series.

     Duke Energy will guarantee each series of Preferred Securities to the extent described below under the caption "Description of the Guarantees."

     The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the Preferred Securities.

                         DESCRIPTION OF THE GUARANTEES

     Duke Energy will execute the Guarantees from time to time for the benefit of the holders of the Preferred Securities of the respective Trusts. JPMorgan Chase Bank will act as Guarantee Trustee under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities to which it relates.

     The following description of the Guarantees is only a summary and is not intended to be comprehensive. The form of Guarantee is an exhibit to the registration statement, of which this prospectus is a part.

General

     Duke Energy will irrevocably and unconditionally agree under each Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Preferred Securities to which the Guarantee relates, to the extent that the Guarantee Payments are not paid by or on behalf of the related Trust. Duke Energy is required to pay the Guarantee Payments to the extent specified in the relevant Guarantee regardless of any defense, right of set-off or counterclaim that Duke Energy may have or may assert against any person.

     The following payments and distributions on the Preferred Securities of a Trust are Guarantee Payments:

     o any accrued and unpaid distributions required to be paid on the Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

     o the redemption price for any Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

     o upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of the Trust or the redemption of all the Preferred Securities of the Trust, the lesser of:

      o the sum of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

      o the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities of the Trust in liquidation of the Trust.

     Duke Energy may satisfy its obligation to make a Guarantee Payment by making that payment directly to the holders of the related Preferred Securities or by causing the Trust to make the payment to those holders.

     Each Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of those Preferred Securities, except that the Guarantee will apply to the payment of distributions and other payments on the Preferred Securities only when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

     IF DUKE ENERGY DOES NOT MAKE THE REQUIRED PAYMENTS ON THE JUNIOR SUBORDINATED NOTES THAT THE PROPERTY TRUSTEE HOLDS UNDER A TRUST, THAT TRUST WILL NOT MAKE THE RELATED PAYMENTS ON ITS PREFERRED SECURITIES.

Subordination

     Duke Energy's obligations under each Guarantee will be unsecured obligations of Duke Energy. Those obligations will rank:

     o subordinate and junior in right of payment to all of Duke Energy's other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

     o equal in priority with Duke Energy's Preferred Stock and Preferred Stock A and similar guarantees; and

     o senior to Duke Energy's Common Stock.

     Duke Energy has Preferred Stock and Preferred Stock A outstanding that will rank equal in priority with the Guarantees and has Common Stock outstanding that will rank junior to the Guarantees.

     Each Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Duke Energy, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.

     The terms of the Preferred Securities will provide that each holder of the Preferred Securities, by accepting those Preferred Securities, agrees to the subordination provisions and other terms of the related Guarantee.

Amendments and Assignment

     Duke Energy may amend each Guarantee without the consent of any holder of the Preferred Securities to which that Guarantee relates if the amendment does not materially and adversely affect the rights of those holders. Duke Energy may otherwise amend each Guarantee with the approval of the holders of at least
66 2/3% of the outstanding Preferred Securities to which that Guarantee relates.

Termination

     Each Guarantee will terminate and be of no further effect when:

     o the redemption price of the Preferred Securities to which the Guarantee relates is fully paid;

     o Duke Energy distributes the related Junior Subordinated Notes to the holders of those Preferred Securities; or

     o the amounts payable upon liquidation of the related Trust are fully paid.

     Each Guarantee will remain in effect or will be reinstated if at any time any holder of the related Preferred Securities must restore payment of any sums paid to that holder with respect to those Preferred Securities or under that Guarantee.

Events of Default

     An event of default will occur under any Guarantee if Duke Energy fails to perform any of its payment obligations under that Guarantee. The holders of a majority of the Preferred Securities of any series may waive

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any such event of default and its consequences on behalf of all of the holders of the Preferred Securities of that series. The Guarantee Trustee is obligated to enforce the Guarantee for the benefit of the holders of the Preferred Securities of a series if an event of default occurs under the related Guarantee.

     The holders of a majority of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under that Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against Duke Energy to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

Concerning the Guarantee Trustee

     JPMorgan Chase Bank will be the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee, the Senior Indenture Trustee and the Bond Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and certain of its affiliates are outstanding.

     The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result.

Agreements as to Expenses and Liabilities

     Duke Energy will enter into an Agreement as to Expenses and Liabilities under each Trust Agreement. Each Agreement as to Expenses and Liabilities will provide that Duke Energy will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related Preferred Securities or other similar interests in that Trust the amounts due to the holders under the terms of those Preferred Securities or those similar interests.

                              PLAN OF DISTRIBUTION

     Duke Energy and the Trusts may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     o the name or names of any underwriters;

     o the purchase price of the securities and the proceeds to Duke Energy or the Trusts from the sale;

     o any underwriting discounts and other items constituting underwriters' compensation;

     o any public offering price;

     o any discounts or concessions allowed or reallowed or paid to dealers; and

     o any securities exchange or market on which the securities may be listed.

     Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     Duke Energy and the Trusts may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. Duke Energy may sell securities through forward contracts or similar arrangements. In connection

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with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from Duke Energy in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Duke Energy may sell the securities directly or through agents it designates from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus, other than at the market offerings of common stock, will be named in a prospectus supplement relating to such securities. At the market offerings of common stock may be made by agents. Commissions payable by Duke Energy to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

     Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, Duke Energy and its subsidiaries or affiliates in the ordinary course of business.

     Any underwriting or other compensation which Duke Energy pays to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with Duke Energy and the Trusts, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Duke Energy's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

     Robert T. Lucas III, Esq., who is Duke Energy's Associate General Counsel and Assistant Secretary, and Simpson Thacher & Bartlett, New York, New York, will issue opinions about the validity of the securities offered by Duke Energy in the applicable prospectus supplement for Duke Energy. Richards, Layton & Finger, P.A., special Delaware counsel, will issue opinions about the validity of the Preferred Securities offered in the applicable prospectus supplement for the Trusts. Counsel named in the applicable prospectus supplement will issue opinions about the validity of the securities offered by Duke Energy for any underwriters.

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                      WHERE YOU CAN FIND MORE INFORMATION

     Duke Energy files annual, quarterly and current reports and other information with the SEC. You may read and copy any documents that are filed at SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address.

     Please call the SEC at 1-800-SEC-0330 for further information. Duke Energy's filings are also available to the public through:

     o the SEC web site at http://www.sec.gov; and

     o The New York Stock Exchange
       20 Broad Street
       New York, New York 10005.

     Information about Duke Energy is also available on its web site at http://www.duke-energy.com. Such web site is not a part of this prospectus.

     The SEC allows Duke Energy to "incorporate by reference" the information Duke Energy files with it, which information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information that Duke Energy files with the SEC will automatically update and supersede that information as well as the information included in this prospectus and any accompanying prospectus supplement. Duke Energy incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 filed prior to the termination of this offering:

     o Duke Energy's annual report on Form 10-K for the year ended December 31, 2001;

     o Duke Energy's quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

     o Duke Energy's current reports on Form 8-K filed on March 29, 2002, April 15, 2002 and February 18, 2003.

     Duke Energy will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing Duke Energy at the following address or telephoning one of the following numbers:

     Investor Relations Department
     Duke Energy Corporation
     P.O. Box 1005
     Charlotte, North Carolina 28201
     (704) 382-3853 or (800) 488-3853 (toll-free)

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